Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-259213
PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated September 9, 2021)

PLBY GROUP, INC.
2,269,552 Shares of Common Stock Offered by Selling Stockholders

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 9, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 2,269,552 shares of common stock, par value of $0.0001 per share (the “Common Stock”), of PLBY Group, Inc., a Delaware corporation formerly known as Mountain Crest Acquisition Corp, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 18, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On October 15, 2021, the closing price of our Common Stock was $22.70 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 18, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2021
PLBY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 424-1800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

On October 15, 2021, PLBY Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PB Global Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), GlowUp Digital Inc., a Delaware corporation (the “Target”), and Michael Dow, solely in his capacity as representative of the holders of the outstanding shares of common stock of the Target (such shares, “Target Common Shares” and such holders, the “Target Stockholders”) and of the holders of the outstanding SAFEs (Simple Agreements for Future Equity) issued by the Target (such SAFEs, “Target SAFEs” and such holders, the “Target SAFE Holders”; together with the Target Stockholders, the “Target Securityholders”). The Merger Agreement provides for the merger of Merger Sub with and into the Target (the “Merger”), with the Target continuing as the surviving corporation and the Company’s wholly-owned subsidiary under the name “Centerfold Digital Inc.”. The Company expects the Merger to close in the fourth quarter of 2021.

Upon the terms and subject to the conditions of the Merger Agreement, the Company will acquire all of the outstanding equity interests in the Target, a privately held company, for aggregate merger consideration of up to approximately $30 million, subject to certain adjustments, comprised of Company common stock, par value $0.0001 per share (“Common Stock”), and an amount of cash (not to exceed 5% of the aggregate merger consideration) to cash out any non-accredited investors. The number of shares of Common Stock to be issued in the Merger will be based on a price per share of $23.4624, which represents the 10-day volume weighted average closing price of Common Stock ending on October 14, 2021, the trading day prior to the date of the Merger Agreement. $6 million of the aggregate merger consideration will be held back by the Company for one year to secure indemnification obligations of the Target Securityholders described in the Merger Agreement. $10 million of the aggregate merger consideration will be held back by the Company and paid, less certain costs, to the Target Securityholders upon satisfaction of certain performance criteria set forth in the Merger Agreement. The amount of any unpaid transaction expenses or indebtedness of the Target as of the closing of the Merger will be deducted from the aggregate merger consideration, and the amount of any cash or cash equivalents of the Target as of the close of business on the day immediately prior to the closing of the Merger will be added to the aggregate merger consideration. The Company has agreed to file a resale registration statement covering a portion of the Common Stock consideration to be issued in connection with the Merger.

The Merger Agreement contains customary representations, warranties and covenants of the parties to the Merger Agreement for a transaction of this type and nature. Pursuant to the terms of the Merger Agreement, the Target Securityholders shall indemnify the Company for breaches of representations and warranties, breaches of covenants or losses related to certain other specified matters. The representations and warranties set forth in the Merger Agreement, other than certain fundamental representations and warranties, survive for 15 months following the closing of the Merger.

The consummation of the Merger is dependent upon the satisfaction or waiver of a number of closing conditions, including, among other things: (1) subject to certain exceptions, the accuracy of the representations and warranties, (2) the absence of any material breaches of the Target’s covenants and any material adverse effect on the Target and (3) the Target’s delivery to the Company of executed copies of written consents from the Target Stockholders representing at least 72% of all shares of the Target’s common stock outstanding as of immediately prior to the closing of the Merger. The Merger Agreement may be terminated at any time prior to the date of closing by mutual agreement of the parties, or by the Company or the Target (or the Target Stockholders’ representative) under certain circumstances set forth in the Merger Agreement, including by either party if the closing has not occurred by November 14, 2021. Upon termination of the Merger Agreement under specified circumstances, the Target will be required to reimburse the Company for up to $500,000 of expenses related to the proposed Merger.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed herewith as Exhibit 10.1, which is incorporated herein by reference. The Merger Agreement has been included as an exhibit hereto solely to provide stockholders with information regarding its terms. It is not intended to be a source of financial, business, or operational information about the Company, the Target or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement: are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties to the Merger Agreement; may be subject to qualifications and limitations agreed upon by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or stockholders. Investors and stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Target or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Common Stock consideration to be issued in connection with the Merger (including any shares issued upon the release of the portion thereof held back in respect of indemnification obligations or the satisfaction of performance criteria) will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof or Regulation D thereunder, as a transaction by an issuer not involving a public offering.

Item 8.01    Other Events.

On October 18, 2021, the Company issued a press release announcing the entry by it and Merger Sub into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Forward Looking Statements

This Current Report on Form 8-K includes forward-looking statements regarding the Merger Agreement, the Merger and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular statements regarding whether and when the transactions contemplated by the Merger Agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include satisfaction of conditions to the closing of the Merger and the risks that are described in the Company’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2020 and subsequently filed quarterly reports on Form 10-Q. This report speaks only as of its date and the Company disclaims any duty to update the information herein other than as required by applicable law or regulation.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1*	Agreement and Plan of Merger, dated October 15, 2021, by and among PLBY Group, Inc., PB Global Merger Sub Inc., GlowUp Digital Inc. and Michael Dow, solely as representative of the stockholders of GlowUp Digital Inc.
99.1	Press Release dated October 18, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain schedules and exhibits to this Exhibit have been omitted. PLBY Group, Inc. agrees to furnish a copy of the omitted schedules and exhibits to the Securities and Exchange Commission on a supplemental basis upon its request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2021	PLBY GROUP, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary

Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
by and among
PLBY GROUP, INC.,
PB GLOBAL MERGER SUB INC.,
GLOWUP DIGITAL INC.
and
MICHAEL DOW
(in his capacity as the Stockholders’ Representative)
dated as of October 15, 2021

TABLE OF CONTENTS

EXHIBITS
Exhibit A    Support Agreement
Exhibit B    Employment Agreements
Exhibit C    Restrictive Covenant Agreement
Exhibit D    Certificate of Merger
Exhibit E    Jupiter Agreement
Exhibit F    Form of Letter of Transmittal

Exhibit G    Form of Stockholder Consent
Exhibit H    Form of SAFE Holder Joinder and Release
Exhibit I    Form of Accredited Investor Questionnaire

SCHEDULES
Schedule I    Parties to Support Agreement
Schedule II    Parties to Employment Agreements
Schedule III    Parties to Restrictive Covenant Agreement
Schedule IV-A    Jupiter Costs
Schedule IV-B    Jupiter Functionality Criteria

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 15, 2021, is entered into by and among PLBY Group, Inc., a Delaware corporation (“Parent”), PB Global Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), GlowUp Digital Inc., a Delaware corporation (the “Company”), and Michael Dow, in his capacity as the Stockholders’ Representative (the “Stockholders’ Representative”).
W I T N E S S E T H:
WHEREAS, upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the “DGCL”), the parties desire that Merger Sub be merged with and into the Company, with the Company surviving as a wholly-owned Subsidiary of Parent (the “Merger”);
WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) recommended adoption of this Agreement by Parent, as the sole stockholder of Merger Sub;
WHEREAS, Parent as the sole stockholder of Merger Sub has executed an irrevocable written consent adopting this Agreement and consenting to the Merger and the consummation of the other transactions contemplated hereby (the “Parent Merger Approval”);
WHEREAS, the board of directors of the Company has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) recommended adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by its stockholders;
WHEREAS, as a condition and inducement for Parent and Merger Sub to enter into this Agreement, (i) the Persons listed on Schedule I hereto have entered into a Support Agreement with Parent (the “Support Agreement”), which is attached as Exhibit A hereto, (ii) the Persons listed on Schedule II hereto have entered into Employment Agreements with Playboy Enterprises International, Inc., a Subsidiary of Parent (the “Employment Agreements”), which shall become effective as of the Closing and are attached as Exhibit B hereto, and (iii) the Persons listed on Schedule III hereto have entered into a Restrictive Covenant Agreement with Parent (the “Restrictive Covenant Agreement”), which is attached as Exhibit C hereto;
WHEREAS, promptly following the execution and delivery of this Agreement by the parties, the Company will use commercially reasonable efforts to obtain and deliver to Parent a true, correct and complete copy of an irrevocable written consent of the stockholders of the Company who collectively own at least 71.908% of the Company Common Stock outstanding as of the date hereof adopting this Agreement and consenting to the Merger and the consummation of the other transactions contemplated hereby (the “Written Consent”), in accordance with the DGCL, the Company’s certificate of incorporation and the Company’s bylaws, in each case, as in effect as of the date hereof; and
WHEREAS, the parties intend (i) for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND TERMS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:
“Accredited Company Stockholder” means a Company Stockholder that prior to the date hereof has delivered to the Company a duly completed Accredited Investor Questionnaire representing that that such Company Stockholder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
“Accredited Company Stockholder Collective Percentage” means one hundred percent (100%) less the Non-Accredited Company Stockholder Collective Percentage.
“Accredited Company Stockholder Pro Rata Share” means, with respect to any Accredited Company Stockholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding shares of Company Common Stock owned by such Accredited Company Stockholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding shares of Company Common Stock owned by all Accredited Company Stockholders as of immediately prior to the Closing. For purposes of clarity and the avoidance of doubt, in determining the Accredited Company Stockholder Pro Rata Share, the Company SAFEs owned by the Accredited Company Stockholders shall be treated on an as-converted to Company Common Stock basis.
“Accredited Investor Questionnaire” means an Accredited Investor Questionnaire for the holders of shares of Company Common Stock or holders of Company SAFEs, as applicable, in the forms attached as Exhibit I hereto.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) concerning the acquisition of the Company or any of its commonly Controlled Affiliates, any merger or consolidation with or involving the Company or any of its commonly Controlled Affiliates, any acquisition or license of any material assets of the Company or any of its commonly Controlled Affiliates used in, held for use in, necessary for or related to the business of the Company, any “acquihire” or similar transaction involving the transfer of employment of employees of the Company or any of its commonly Controlled Affiliates, or any issuance, acquisition or transfer of any of the capital stock of the Company or any of its commonly Controlled Affiliates or any rights convertible into or exchangeable for capital stock of the Company or any of its commonly Controlled Affiliates.
“Action” means any action, charge, suit, arbitration, hearing, mediation, audit, inquiry, investigation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, Jupiter shall be deemed to be a commonly Controlled Affiliate of the Company.

“Aggregate Merger Consideration” means, collectively, the Closing Date Merger Consideration, the Indemnity Holdback Merger Consideration and the Performance Holdback Merger Consideration.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means the Support Agreement, the Employment Agreements, the Restrictive Covenant Agreement, the Confidentiality Agreements, the Jupiter Agreement, the Stockholder Consents, the SAFE Holder Joinders and Releases and all other agreements, certificates and instruments executed and delivered in connection with the transactions contemplated hereby, including the Letters of Transmittal.
“Average Parent Stock Price” means $23.4624.
“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York or Los Angeles, California are authorized or required by applicable Law to be closed for business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.
“CCPA” has the meaning set forth in the definition of Data Protection Laws.
“Certificate of Merger” has the meaning set forth in Section 2.02(b).
“Closing” has the meaning set forth in Section 2.01.
“Closing Company Cash” has the meaning set forth in Section 2.03.
“Closing Company Indebtedness” has the meaning set forth in Section 2.03.
“Closing Company Transaction Expenses” has the meaning set forth in Section 2.03.
“Closing Date” has the meaning set forth in Section 2.01.
“Closing Date Cash Merger Consideration” means cash in an amount equal to the product of (x) the Closing Date Merger Consideration and (y) the Non-Accredited Company Stockholder Collective Percentage.
“Closing Date Merger Consideration” means $14,000,000, less the amount of Closing Company Indebtedness, Closing Company Transaction Expenses and the Stockholders’ Representative Fund, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement.
“Closing Date Stock Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product of (x) the Closing Date Merger Consideration and (y) the Accredited Company Stockholder Collective Percentage, by (ii) the Average Parent Stock Price.
“Closing Statement” has the meaning set forth in Section 2.03.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or other labor Contract (including any contract or agreement with any works council, labor or trade union or other employee representative body).
“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (i) which is sponsored, maintained or contributed to by the Company or any of the Company ERISA Affiliates for or on behalf of Company Service Providers or (ii) with respect to which the Company has any Liability.
“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.
“Company Data Protection Policies” has the meaning set forth in Section 3.18(a).
“Company Disclosure Schedule” has the meaning set forth in Section 10.13(a).
“Company Employees” has the meaning set forth in Section 3.12(a).
“Company Engagements” has the meaning set forth in Section 10.15.
“Company ERISA Affiliate” means any Person which is considered a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Company Financial Statements” has the meaning set forth in Section 3.06(a).
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.05 (but only clause (a) thereof), Section 3.10, Section 3.19 and Section 3.20.
“Company Incentive Plan” means the GlowUp Digital Inc. Equity Incentive Plan 2021, as adopted on February 12, 2021.
“Company Intercompany Agreement” means any Contract between (a) the Company, on the one hand, and (b) any Company Stockholder or any Affiliate of a Company Stockholder (other than the Company), any of their respective directors, officers or employees, or any spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of any Company Stockholder and the spouses of each such natural persons, on the other hand (but excluding User Agreements, non-disclosure agreements and invention assignment agreements, stock grant and stock purchase agreements and the Company SAFEs and employment agreements terminable by either party at-will and without any severance or advance notice obligation on the part of the employer that is not otherwise required by Law).
“Company IP” means any and all Intellectual Property owned (or purported to be owned) by the Company.
“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

“Company IT Systems” means, collectively, any and all IT Systems owned by the Company or licensed, leased or otherwise used by or for the Company from a third party, in each case that will be used or held for use immediately after the Closing by the Company.
“Company Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on (a) the business, financial condition, assets, Liabilities or results of operations of the Company; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) any action expressly required by this Agreement or any Ancillary Agreement or taken with the prior written consent of Parent, (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (vii) the COVID-19 pandemic, (viii) any breach by Parent of any of its obligations under this Agreement, (ix) the effect of any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company, (x) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition) or (xi) any litigation or dispute between the parties or any of their respective Affiliates arising from or related to this Agreement or the transactions contemplated hereby, except, in the case of clauses (i) through (iv) and clause (vii) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionately adverse impact on the Company as compared to other Persons operating in any of the industries in which the Company operates; or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. For the avoidance of doubt, a Company Material Adverse Effect shall be measured only against past performance of the Company, and not against any forward-looking statements, financial projections or forecasts of the Company.
“Company Material Contract” has the meaning set forth in Section 3.15(a).
“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of the Company.
“Company Registered IP” has the meaning set forth in Section 3.13(a).
“Company SAFEs” means the SAFEs (Simple Agreement for Future Equity) by and between the Company and each of the investors party thereto.
“Company Service Provider” means each current or former director, officer, employee or consultant or independent contractor of the Company (excluding attorneys, advisors, accountants and similar professionals).
“Company Software” means the Software owned or purported to be owned by the Company.
“Company Stockholder” means each holder of shares of Company Common Stock and, except for purposes of Section 3.02(c) and Section 5.09(b), each holder of Company SAFEs.
“Company Stockholder Approval” has the meaning set forth in Section 3.02(c).

“Company Transaction Expenses” means, without duplication, (a) all fees, costs and expenses incurred at or prior to the Closing (whether or not billed or accrued for) by or on behalf of the Company in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, and (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or independent contractor of the Company as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and which are payable by reason of any Contracts or arrangements entered into by the Company at or prior to the Closing.
“Confidentiality Agreements” means, collectively, (i) the Non-Disclosure Agreement, dated August 23, 2021, by and between the Company and Parent, and (ii) the Clean Team Confidentiality Agreement, dated September 5, 2021, by and between the Company, Parent, and Born Group, Inc.
“Continuing Employees” means all Company Employees who remain employed with Parent or one of its Subsidiaries for up to a period of one (1) year following the Closing.
“Contract” means any written or oral note, bond, mortgage, indenture, guarantee, license, agreement, contract, lease, legally binding commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.
“Contributor” has the meaning set forth in Section 3.13(d).
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “commonly Controlled” shall have correlative meanings.
“Covered Persons” has the meaning set forth in Section 5.13.
“COVID-19 Legislation” means the CARES Act and similar state and local stimulus fund programs enacted by a Governmental Authority in connection with or in response to COVID-19.
“Data Protection Laws” means the following legislation to the extent applicable: (a) the California Consumer Privacy Act of 2018, as amended, and its implementing regulations (the “CCPA”); and (b) any other data protection, privacy or cybersecurity Laws or legally binding self-regulatory requirements, guidance and codes of practice applicable to the processing or security of Personal Information, in each case as amended and/or replaced from time to time.
“Deductible” has the meaning set forth in Section 9.03(a).
“Delaware Courts” has the meaning set forth in Section 10.06(b).
“Delaware Lease” has the meaning set forth in Section 3.16(b).
“DGCL” has the meaning set forth in the Recitals.
“Direct Claim” has the meaning set forth in Section 9.05.
“Dissenting Shares” has the meaning set forth in Section 2.14.

“Effective Time” has the meaning set forth in Section 2.02(b).
“Employment Agreements” has the meaning set forth in the Recitals.
“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.
“Enforceability Exceptions” means any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Exchange Act” has the meaning set forth in Section 4.03(a).
“Family Member” means, with respect to any Person, any parent, spouse, sibling, niece, nephew or spouse thereof, and any direct descendant (natural or adoptive) of any such Person.
“FCPA” has the meaning set forth in Section 3.08(c).
“Fraud” means, with respect to any party, actual and intentional fraud in the making of a representation or warranty contained in this Agreement by such party with a specific intent to deceive another party or to induce such other party to enter into this Agreement and to receive a material benefit from such deception, in each case, constituting fraud pursuant to the laws of the State of Delaware in the U.S. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on negligence or any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory.
“GAAP” means generally accepted accounting principles and practices in the United States.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization, stock exchange or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Licenses” means with respect to the Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former employees, consultants or independent contractors of such Person for the benefit of the Company pursuant to the Company’s standard form(s) thereof (copies of which have been provided by the Company to Parent); and (c) any non-exclusive license that is not material to the businesses of the Company and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of the Company for the purposes of promoting the goods or services of the Company; (ii) vendor Contracts that include permission for the vendor to identify the Company as a customer of the vendor; (iii) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.
“Indebtedness” means, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services (including any earnouts), except trade accounts payable arising in the ordinary course of business that are not past due, (iv) all obligations of others secured by a lien on any asset of the Company, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of drawn letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (viii) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (ix) any pre-payment or other penalties or expenses (including legal expenses of the lenders) required to be paid if all Indebtedness were repaid in full on the Closing Date.
“Indemnified Party” means the party making a claim under Article IX.
“Indemnified Taxes” means any and all Taxes incurred by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of (a) any Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period, (b) Taxes relating to a taxable period or portion thereof beginning after the Closing Date that are attributable to or arise out of any misrepresentation, inaccuracy or breach of the representations and warranties in Section 3.10(c) or Section 3.10(i), (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (d) Taxes of any Person imposed on the Company as a transferee or successor, or by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), in each case, which Taxes relate to any event or transaction occurring before the Closing, (e) Taxes that are the responsibility of the Company Stockholders pursuant to Section 6.01 and (f) any Liabilities that are Taxes of the Company resulting from deferral of the employer portion of payroll Taxes pursuant to Section 2302 of the CARES Act or pursuant to any executive order, to the extent relating to a Pre-Closing Tax Period, except, with respect to any such item in (a)-(f), any Taxes resulting from any transaction occurring on the Closing Date and after the Closing that is outside the ordinary course of business and engaged in by or at the direction of Parent, except for any transactions contemplated by this Agreement.
“Indemnifying Party” means the party against whom a claim is asserted under Article IX.

“Indemnity Holdback Cash Merger Consideration” means cash in an amount equal to the product of (x) $6,000,000 and (y) the Non-Accredited Company Stockholder Collective Percentage.
“Indemnity Holdback Merger Consideration” means, collectively, the Indemnity Holdback Cash Merger Consideration and the Indemnity Holdback Stock Merger Consideration.
“Indemnity Holdback Release Date” means the twelve (12)-month anniversary of the Closing Date.
“Indemnity Holdback Stock Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product of (x) $6,000,000 and (y) the Accredited Company Stockholder Collective Percentage, by (ii) the Average Parent Stock Price.
“Infringement” (or any variant thereof) means that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.
“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all U.S. and foreign intellectual property and industrial property rights in or to the following: (a) patents, patent applications and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names, and social media usernames, handles and similar identifiers, (d) works of authorship, content, copyrights and copyrightable subject matter, design rights and moral and economic rights therein, (e) rights in Software, data, data complications and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights) and in other similar intangible assets, in each case to the extent protectable under applicable Law.
“Intended Tax Treatment” has the meaning set forth in Section 6.09.
“Intercompany Account” means any intercompany account balance outstanding as of immediately prior to the Closing between (a) the Company, on the one hand, and (b) any Company Stockholder or any Affiliate of a Company Stockholder (other than the Company), any of their respective directors, officers or employees, or any spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) of any Company Stockholder and the spouses of each such natural persons, on the other hand, but excluding the amounts and rights of the type described in Schedule IV-A.
“Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519).
“IRS” means the Internal Revenue Service.
“IT Systems” means any and all Software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms and other computer, telecommunications and information technology assets and equipment, and all associated documentation.
“Jupiter” means ScaleTech Solutions Inc., a Wyoming corporation, doing business as “Jupiter.”

“Jupiter Agreement” means the Jupiter Professional Services Agreement in the form attached as Exhibit E hereto.
“Knowledge of Parent” (or any variant thereof) means the actual knowledge as of the date hereof of any of the following persons, after reasonable internal inquiry: Ben Kohn and Lance Barton.
“Knowledge of the Company” (or any variant thereof) means the actual knowledge as of the date hereof of any of the following persons, after reasonable internal inquiry: Michael Dow and Michael Berman.
“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.
“Letter of Transmittal” has the meaning set forth in Section 2.11(a).
“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lock-Up Period” has the meaning set forth in Section 2.07(a).
“Lock-Up Shares” has the meaning set forth in Section 2.07(a).
“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of Parent Common Stock as reported on Nasdaq or otherwise.
“Material Inbound Licenses” has the meaning set forth in Section 3.15(a)(viii).
“Material Outbound Licenses” has the meaning set forth in Section 3.15(a)(ix).
“Merger” has the meaning set forth in the Recitals.
“Merger Engagement” has the meaning set forth in Section 10.15.
“Merger Privileged Communications” has the meaning set forth in Section 10.15(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Nasdaq” means the Nasdaq Global Market.
“Non-Accredited Company Stockholder” means a Company Stockholder that is not an Accredited Company Stockholder.

“Non-Accredited Company Stockholder Collective Percentage” means a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding shares of Company Common Stock owned by the Non-Accredited Company Stockholders as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding shares of Company Common Stock by all Company Stockholders as of immediately prior to the Closing. For purposes of clarity and the avoidance of doubt, in determining the Non-Accredited Company Stockholder Collective Percentage, the Company SAFEs shall be treated on an as-converted to Company Common Stock basis.
“Non-Accredited Company Stockholder Pro Rata Share” means, with respect to any Non-Accredited Company Stockholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding shares of Company Common Stock owned by such Non-Accredited Company Stockholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding shares of Company Common Stock owned by all Non-Accredited Company Stockholders as of immediately prior to the Closing. For purposes of clarity and the avoidance of doubt, in determining Non-Accredited Company Stockholder Pro Rata Share, the Company SAFEs owned by the Non-Accredited Company Stockholders shall be treated on an as-converted to Company Common Stock basis.
“Off-the-Shelf Software” means Software (or the provision of Software-enabled services) that is licensed under a “shrink wrap,” “click wrap,” “off the shelf” or other standard commercial terms.
“Open Source Materials” Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms – including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).
“Outside Date” has the meaning set forth in Section 8.01(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (i) which is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or any of the Parent ERISA Affiliates for or on behalf of service providers of Parent or (ii) with respect to which Parent or any of its Subsidiaries has any Liability.

“Parent Change of Control” means (a) any merger, consolidation, reorganization, recapitalization or other business combination involving Parent or any Affiliate thereof which results in the holders of Parent Common Stock issued and outstanding immediately prior to such transaction not holding, directly or indirectly, immediately following such transaction at least a majority of the outstanding voting power of Parent or its successor entity, as applicable, (b) the acquisition by a Person or group of related Persons of outstanding equity interests of Parent representing at least a majority of the voting power of Parent (other than an acquisition by a Permitted Holder, unless such acquisition is of 100% of the voting equity interests of Parent (subject to customary rollover of equity, if applicable)), and (c) the acquisition by a Person or a group of related Persons, directly or indirectly, of all or substantially all of the consolidated assets of Parent.
“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.
“Parent ERISA Affiliate” means any Person which is considered a single employer with Parent or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Parent Financial Statements” has the meaning set forth in Section 4.03(b).
“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05 (but only clause (a) thereof), Section 4.07 and Section 4.09.
“Parent Indemnitees” has the meaning set forth in Section 9.02.
“Parent Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
“Parent Merger Approval” has the meaning set forth in the Recitals.
“Parent SEC Reports” has the meaning set forth in Section 4.03(a).
“Pending Claim” has the meaning set forth in Section 9.03(h)(1).
“Performance Holdback Cash Merger Consideration” means, collectively, the Performance Holdback First Release Cash Amount and the Performance Holdback Second Release Cash Amount.
“Performance Holdback First Release Cash Amount” means cash in an amount equal to the product of (x) $8,000,000 and (y) the Non-Accredited Company Stockholder Collective Percentage.
“Performance Holdback First Release Date” means the second (2nd) Business Day following the completion of the item set forth in Part 1 of Schedule IV-B.
“Performance Holdback First Release Stock Amount” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product of (x) $8,000,000 and (y) the Accredited Company Stockholder Collective Percentage, by (ii) the Average Parent Stock Price.
“Performance Holdback Merger Consideration” means, collectively, the Performance Holdback Cash Merger Consideration and the Performance Holdback Stock Merger Consideration.

“Performance Holdback Second Release Aggregate Amount” means the sum of (w) $2,000,000, less (x) fifty percent (50%) of the total amounts paid or payable by the Company or Parent (i) following the Closing to Jupiter pursuant to the Jupiter Agreement to complete the items set forth on Schedule IV-B or (ii) from and after December 16, 2021 to any other unaffiliated third party on commercially reasonable terms if (A) Parent delivers a written notice to Jupiter by no later than December 1, 2021 of its intent to procure development and maintenance services from an alternative third party unless Jupiter completes the items set forth on Schedule IV-B on or before December 15, 2021 and (B) Jupiter fails to complete such items by such date, less (y) fifty percent (50%) of the total out-of-pocket costs incurred but not paid by the Company for the period from September 7, 2021 until the Closing Date (i) in seeking to complete or completing the items set forth on Schedule IV-B and (ii) that are of the type, and do not in the aggregate exceed the amounts, described on Schedule IV-A, plus (z) fifty percent (50%) of the total out-of-pocket costs paid by the Company during the period from September 7, 2021 until the Closing Date (i) in seeking to complete or completing the items set forth on Schedule IV-B and (ii) that are of the type, and do not in the aggregate exceed the amounts, described on Schedule IV-A. For purposes of clarity and the avoidance of doubt, the Performance Holdback Second Release Aggregate Amount shall in no event exceed $2,000,000.
“Performance Holdback Second Release Cash Amount” means cash in an amount equal to the product of (x) the Performance Holdback Second Release Aggregate Amount and (y) the Non-Accredited Company Stockholder Collective Percentage.
“Performance Holdback Second Release Date” means the second (2nd) Business Day following the implementation of the items set forth in Part 2 of Schedule IV-B.
“Performance Holdback Second Release Stock Amount” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product of (x) the Performance Holdback Second Release Aggregate Amount and (y) the Accredited Company Stockholder Collective Percentage, by (ii) the Average Parent Stock Price.
“Performance Holdback Stock Merger Consideration” means, collectively, the Performance Holdback First Release Stock Amount and the Performance Holdback Second Release Stock Amount.
“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are being maintained in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice and as to which there is no default on the part of the Company or Parent or any of its Subsidiaries, or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (d) restrictions on transfer imposed by federal and state insurance and securities Laws, (e) easements, rights of way, zoning ordinances and other similar encumbrances that would not, individually or in the aggregate, materially impair the continued use, operation, marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or Parent or any of its Subsidiaries, as currently conducted, (f) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that would not, individually or in the aggregate, materially impair the continued use, operation and marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or Parent or any of its Subsidiaries, as currently conducted, (g) Encumbrances that will be released at or prior to the Closing, and (h) liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts.
“Permitted Holder” means RT-ICON Holdings LLC, a Delaware limited liability company, together with its Affiliates and its and their successors and assigns (other than Parent and its Subsidiaries).
“Permitted Transfer” means any transfer by a Company Stockholder of shares of Parent Common Stock (a) by gift to or for the benefit of, or upon the death of such Company Stockholder to, any Family Member, or to a trust, partnership or limited liability company for the benefit of any Family Member; provided, in the case of this clause (a) (except in connection with the death of such Company Stockholder), that such Company Stockholder shall retain sole and exclusive control over the voting (if any) and disposition of such shares; or (b) a wholly owned Affiliate of such Company Stockholder, provided that if such transferee ceases to be a wholly owned Affiliate of such Company Stockholder, the transferred shares of Parent Common Stock must immediately be transferred back to such Company Stockholder.
“Permitted Transferee” means, with respect to any Company Stockholder, a Person to which a Permitted Transfer has been made by such Company Stockholder.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.
“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is reasonably capable of being associated with an identifiable natural person, including (a) name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number, driver’s license number and passport number), credit card or other financial information, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (b) data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), (c) Internet Protocol addresses or other persistent identifiers, or (d) any information that is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under any applicable Data Protection Laws.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.03.
“Pro Rata Share” means, with respect to any Company Stockholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding shares of Company Common Stock owned by such Company Stockholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the Closing. For purposes of clarity and avoidance of doubt, in determining Pro Rata Share, the Company SAFEs shall be treated on an as-converted to Company Common Stock basis as of the relevant time of determination.
“Related Person” has the meaning set forth in Section 3.21.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Company Stockholder Approval” has the meaning set forth in Section 7.02(d).
“Resignations” has the meaning set forth in Section 5.04.
“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.
“SAFE Holder Joinder and Release” has the meaning set forth in Section 5.09(c).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Short Sales” has the meaning set forth in Section 2.07(c).
“SMRH” means Sheppard, Mullin, Richter & Hampton LLP.
“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, including technology supporting the foregoing, and all documentation, including user manuals and training materials, and related to the foregoing.
“Stockholder Agreement” means the Stockholder Agreement by and between the Company and each of the Company Stockholders party thereto.
“Stockholder Consent” has the meaning set forth in Section 5.09(b).
“Stockholder Notice” has the meaning set forth in Section 5.09(b).
“Stockholders’ Representative” has the meaning set forth in the Preamble.
“Stockholders’ Representative Expenses” has the meaning set forth in Section 10.11(f).
“Stockholders’ Representative Fund” has the meaning set forth in Section 2.04(b)(ix).
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 6.03.
“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Company” has the meaning set forth in Section 2.02(a).
“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.
“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
“Tax Proceeding” has the meaning set forth in Section 6.05.
“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.
“Third-Party Claim” has the meaning set forth in Section 9.04(a).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, domain names, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill associated with any of the foregoing.
“Transfer Taxes” means any and all transfer, sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges (excluding Taxes measured in whole or in part by net income) arising out of or in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the regulations promulgated by the Department of Treasury under the Code.

“User Agreement” means each Contract to which the Company is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) the Company’s third party end users’ access to and use of any Company Product.
“Written Consent” has the meaning set forth in the Recitals.
Section 1.02    Interpretation.
(a)    As used in this Agreement, references to the following terms have the meanings indicated:
(i)    to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii)    to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time in accordance with the terms hereof and thereof;
(iii)    to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;
(iv)    to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;
(v)    to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(vi)    to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii)    to the “date of this Agreement,” “the date hereof” and words of similar import refer to October 15, 2021; and
(viii)    to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement, except if the context otherwise requires.
(b)    Any documents, agreements and other information which have been posted to the electronic data room hosted by SMRH and labeled “Project Dream– Data Room (PLBY)” or “Project Dream – Clean Data Room (Born)” prior to 11:59 p.m., California time, on October 9, 2021 shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Parent by the Company and the Stockholders’ Representative.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)    Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(e)    The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(f)    References to a “party” hereto means Parent, Merger Sub, the Company or the Stockholders’ Representative and references to “parties” hereto means Parent, Merger Sub, the Company and the Stockholders’ Representative, unless the context otherwise requires.
(g)    References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(h)    The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i)    No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(j)    All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement, except as may be otherwise provided in the Exhibits and Schedules.
ARTICLE II

THE MERGER
Section 2.01    Closing. The closing of the Merger (the “Closing”) shall be conducted (a) remotely, via the electronic exchange of documents and signatures, on the second (2nd) Business Day following full satisfaction or due waiver, by the party entitled to waive the same, of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or (b) at such other place, time and date as the Company and Parent may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.02    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Merger Sub will merge with and into the Company in accordance with the DGCL to effect the Merger and (ii) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”). The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger in the form attached as Exhibit D hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
(c)    At the Effective Time, (i) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company or as provided by applicable Law, except, in each case, that the name of the Surviving Company shall be “Centerfold Digital Inc.”
(d)    At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company and (ii) the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Company, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.
(e)    Effective as of immediately prior to the Effective Time, each share of Company Common Stock that is subject to vesting as of immediately prior to the Effective Time shall be accelerated in full.
(f)    At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Stockholder:
(i)    each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii)    (x) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the acceleration of unvested shares of Company Common Stock in accordance with Section 2.02(e) and other than (A) shares of Company Common Stock to be cancelled and retired in accordance with Section 2.02(f)(i) and (B) Dissenting Shares) and (y) each Company SAFE shall be converted into the right to receive a Pro Rata Share of the Aggregate Merger Consideration, in each case, in accordance with the Closing Statement delivered by the Company pursuant to Section 2.03 (with (A) the Closing Date Stock Merger Consideration, the Indemnity Holdback Stock Merger Consideration and the Performance Holdback Stock Merger Consideration each to be allocated to the Accredited Company Stockholders in accordance with their respective Accredited Company Stockholder Pro Rata Shares, and (B) the Closing Date Cash Merger Consideration, the Indemnity Holdback Cash Merger Consideration and the Performance Holdback Cash Merger Consideration each to be allocated to the Non-Accredited Company Stockholders in accordance with their respective Non-Accredited Company Stockholder Pro Rata Shares); and
(iii)    each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock of the Surviving Company.

Section 2.03    Closing Statement. No earlier than five (5) Business Days and no later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”) in a form reasonably acceptable to Parent, which statement shall be certified as complete and correct by the Company’s most senior financial officer in his capacity as such and which shall accurately set forth, as of the Closing: (i) the names of each holder of Company Common Stock and Company SAFEs and whether such holder is an Accredited Company Stockholder; (ii) the number of shares of Company Common Stock held by each such holder as of immediately prior to the Closing (assuming for such purposes, that all Company SAFEs are reflected on an as converted to Company Common Stock basis); (iii) the portion of the Aggregate Merger Consideration, the Closing Date Merger Consideration, the Indemnity Holdback Merger Consideration and (with respect to the amount thereof as then known) the Performance Holdback Merger Consideration payable to each such holder based on their Pro Rata Share; (iv) the portion of the Closing Date Stock Merger Consideration, the Indemnity Holdback Stock Merger Consideration and (with respect to the amount thereof as then known) the Performance Holdback Stock Merger Consideration to be allocated to each Accredited Company Stockholder based on such Person’s Accredited Company Stockholder Pro Rata Share; (v) the portion of the Closing Date Cash Merger Consideration, the Indemnity Holdback Cash Merger Consideration and (with respect to the amount thereof as then known) the Performance Holdback Cash Merger Consideration to be allocated to each Non-Accredited Company Stockholder based on such Person’s Non-Accredited Company Stockholder Pro Rata Share; (vi) a good faith estimate of the amount of all Indebtedness of the Company as of immediately prior to the Closing (the “Closing Company Indebtedness”); (vii) a good faith estimate of the amount of cash and cash equivalents of the Company as of 11:59 p.m. PST on the day immediately preceding the Closing Date (the “Closing Company Cash”); (viii) a good faith estimate of the aggregate amount of all Company Transaction Expenses unpaid as of immediately prior to the Closing (the “Closing Company Transaction Expenses”); and (ix) the Persons to whom payments in respect of any Closing Company Indebtedness and Closing Company Transaction Expenses are due and applicable amounts due to each such Person(s) together with payment instructions for the payment of such Closing Company Indebtedness and Closing Company Transaction Expenses. The Closing Statement shall include reasonably detailed schedules and supporting documentation indicating a calculation of the Aggregate Merger Consideration, the Closing Date Merger Consideration (including each of the Closing Date Stock Merger Consideration and the Closing Date Cash Merger Consideration), the Indemnity Holdback Merger Consideration (including each of the Indemnity Holdback Stock Merger Consideration and the Indemnity Holdback Cash Merger Consideration), (with respect to the amount thereof as then known) the Performance Holdback Merger Consideration (including each of the Performance Holdback Cash Merger Consideration and the Performance Holdback Stock Merger Consideration), the Closing Company Indebtedness, the Closing Company Cash, and the Closing Company Transaction Expenses. The Company shall consider in good faith any comments provided by Parent with respect to the Closing Statement at least two (2) Business Days prior to the Closing Date.
Section 2.04    Closing Deliverables.
(a)    At the Closing, the Company and/or the Stockholders’ Representative, as applicable, shall deliver or cause to be delivered to Parent the following:
(i)    the executed certificate(s) described in Sections 7.02(a), (b) and (c);
(ii)    the Jupiter Agreement, duly executed by Jupiter;
(iii)    the duly tendered Resignations;

(iv)    a duly executed certificate dated as of the Closing Date from the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Company is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of the certificate and a form of notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Parent, as agent for the Company, to deliver such notice form to the IRS on behalf of the Company upon the Closing; and
(v)    evidence, in form and substance reasonably satisfactory to Parent, of delivery of the notice of termination of the Delaware Lease as of the Closing, subject to the notice provisions therein.
(b)    At the Closing, Parent shall deliver or cause to be delivered the following:
(i)    to the Stockholders’ Representative, the executed certificate(s) described in Sections 7.03(a) and (b);
(ii)    the Jupiter Agreement, duly executed by Parent;
(iii)    to each holder of Company Common Stock and Company SAFEs that is an Accredited Company Stockholder and that has delivered its Letter of Transmittal to Parent prior to the Closing, certificates or book-entry confirmations evidencing the shares of Parent Common Stock that such holder is entitled to receive as part of the Closing Date Stock Merger Consideration, as set forth on the Closing Statement, registered in such Person’s name, and including appropriate legends that such shares of Parent Common Stock are subject to transfer restrictions under applicable securities Laws, such delivery to be made to such holder in the manner set forth in such holder’s Letter of Transmittal;
(iv)    to each holder of Company Common Stock that is a Non-Accredited Company Stockholder and that has delivered its Letter of Transmittal to Parent prior to the Closing, the cash that such holder is entitled to receive as part of the Closing Date Cash Merger Consideration, by wire transfer of immediately available funds to the account(s) specified by such holder in such holder’s Letter of Transmittal;
(v)    on behalf of the Company, payment of those Company Transaction Expenses required to be paid at the Closing to Persons who are not Company Service Providers, by wire transfer of immediately available funds to the account(s) specified by the Company;
(vi)    on behalf of the Company, payment of those Company Transaction Expenses required to be paid at the Closing to Persons who are Company Service Providers, by wire transfer of immediately available funds to the Company for further distribution to such Persons through the Company’s regular payroll system;
(vii)    on behalf of the Company, as applicable, amounts sufficient to satisfy in full the Indebtedness included in the Closing Company Indebtedness by wire transfer of immediately available funds to the account(s) specified by the Company;
(viii)    to the Stockholders’ Representative, the Jupiter Agreement, duly executed by Parent; and

(ix)    the sum of $150,000 (together with any Returned Amounts remitted to the Stockholders’ Representative pursuant to Section 5.14, the “Stockholders’ Representative Fund”) to such account as is specified by the Stockholders’ Representative in such written notice given to Parent no less than two (2) Business Days prior to the Closing Date.
Section 2.05    Indemnity Holdback Merger Consideration.
(a)    The shares of Parent Common Stock that comprise the Indemnity Holdback Stock Merger Consideration shall not be issued by Parent on the Closing Date but rather shall be issued by Parent on the Indemnity Holdback Release Date to the Accredited Company Stockholders pursuant to the allocations set forth in the Closing Statement, subject to Section 9.03(h)(1).
(b)    The Indemnity Holdback Cash Merger Consideration shall be released on the Indemnity Holdback Release Date to the Non-Accredited Company Stockholders pursuant to the allocations set forth in the Closing Statement, subject to Section 9.03(h)(2).
Section 2.06    Performance Holdback Merger Consideration.
(a)    The shares of Parent Common Stock that comprise the Performance Holdback First Release Stock Amount and the Performance Holdback Second Release Stock Amount shall not be issued by Parent on the Closing Date but rather shall be issued by Parent on the Performance Holdback First Release Date and the Performance Holdback Second Release Date, as applicable, in each case to the Accredited Company Stockholders pursuant to the allocations set forth in the Closing Statement (as adjusted, in the case of the Performance Holdback Second Release Stock Amount, on a pro rata basis in light of the actual amount thereof).
(b)    The Performance Holdback First Release Cash Amount and the Performance Holdback Second Release Cash Amount shall be released on the Performance Holdback First Release Date and the Performance Holdback Second Release Date, as applicable, in each case to the Non-Accredited Company Stockholders pursuant to the allocations set forth in the Closing Statement (as adjusted, in the case of the Performance Holdback Second Release Cash Amount, on a pro rata basis in light of the actual amount thereof).
Section 2.07    Lock-Up.
(a)    From the Closing Date through the date that is one hundred eighty (180) days after the Closing Date (the “Lock-Up Period”), no Accredited Company Stockholder shall offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares of Parent Common Stock allocated to such Accredited Company Stockholder as part of the Closing Date Stock Merger Consideration (any such shares, “Lock-Up Shares”), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Shares, whether any of these transactions are to be settled by delivery of any Lock-Up Shares, or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales with respect to any securities of Parent; provided, however, that the foregoing shall not restrict (i) the sale of Lock-Up Shares in connection with a Parent Change of Control or (ii) a Permitted Transfer only if, as a precondition to such Permitted Transfer, the Permitted Transferee agrees in writing, in form and substance reasonably satisfactory to Parent, to be bound by this Section 2.07 with respect to the Lock-Up Shares as if a party hereto.

(b)    In furtherance of the foregoing, during the Lock-Up Period, Parent shall (i) place a stop order on all Lock-Up Shares, including those that may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on Lock-Up Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by any Accredited Company Stockholder to resell or transfer any Lock-Up Shares, except in compliance with this Agreement.
(c)    For purposes hereof, “Short Sales” include all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
Section 2.08    No Further Ownership Rights in Shares. The Aggregate Merger Consideration paid or payable in respect of Company Common Stock or Company SAFEs in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company SAFEs, and from and after the Effective Time, no holder of Company Common Stock or Company SAFEs shall have any ownership right in the Company and there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Company.
Section 2.09    Withholding. Parent, Merger Sub and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax Law. Parent or Merger Sub (as applicable) shall use commercially reasonable efforts to (a) give, or cause the applicable withholding agent to give, advance written notice to the Stockholders’ Representative of the intention to make any such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver the certificate described in Section 2.04(a)(iv), any withholding required as a result of a failure to deliver an applicable Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 that has been requested by Parent, Merger Sub or any applicable withholding agent, or any withholding on compensatory payments made in connection with this Agreement) which notice shall include the basis for the proposed deduction or withholding, and (b) provide the relevant Company Stockholders with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority by Parent, Merger Sub or the applicable withholding agent. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 2.10    Intended Tax Treatment of the Merger. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
Section 2.11    Letters of Transmittal.
(a)    Concurrently with the Company’s delivery of the Stockholder Notice pursuant to Section 5.09(b), the Company shall deliver to each Company Stockholder a Letter of Transmittal in the form attached as Exhibit F hereto (a “Letter of Transmittal”).

(b)    If a Company Stockholder did not receive its allocable portion of the Closing Date Stock Merger Consideration or the Closing Date Cash Merger Consideration at the Closing pursuant to Section 2.04(b)(iii) or (iv), as applicable, because it did not deliver its Letter of Transmittal to Parent prior to the Closing, Parent shall deliver or cause to be delivered the same to such Company Stockholder within five (5) Business Days following Parent’s receipt of its Letter of Transmittal, such delivery to be made in the same manner as if being made pursuant to Section 2.04(b)(iii) or (iv), as applicable. Until a Company Stockholder has delivered its Letter of Transmittal to Parent, its shares of Company Common Stock (other than Dissenting Shares) or Company SAFEs, as applicable, shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive its allocable portion of the Closing Date Stock Merger Consideration or the Closing Date Cash Merger Consideration at the Closing pursuant to Section 2.04(b)(iii) or (iv), as applicable. No interest shall be paid or shall accrue upon any Closing Date Merger Consideration, Indemnity Holdback Merger Consideration or Performance Holdback Merger Consideration.
(c)    If any portion of the Closing Date Stock Merger Consideration or the Closing Date Cash Merger Consideration is to be paid to a Person other than the Person in whose name the applicable shares of Company Common Stock or Company SAFEs are registered, it shall be a condition to such payment that (i) Parent be provided with reasonable evidence of the transfer of such shares of Company Common Stock or Company SAFEs to such Person, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such shares of Company Common Stock or Company SAFEs or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.
Section 2.12    No Liability. Notwithstanding anything to the contrary in this Article II, none of the Company, Parent, the Stockholders’ Representative or the Surviving Company shall be liable to any Person for any amount properly paid in good faith to a public official pursuant to any abandoned property, escheat or similar Law.
Section 2.13    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Company Common Stock or Parent Common Stock, as applicable, will be appropriately adjusted to provide to Parent and the Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

Section 2.14    Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 2.02(f), shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled and retired in accordance with Section 2.02(f)(i)) and held by a Company Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such Company Stockholder fails to perfect or otherwise loses such Company Stockholder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL (but, for avoidance of doubt, Dissenting Shares shall be included as applicable in the calculation of Accredited Company Stockholder Collective Percentage, Accredited Company Stockholder Pro Rata Share, Non-Accredited Company Stockholder Collective Percentage, Non-Accredited Company Stockholder Pro Rata Share and Pro Rata Share); provided, however, that if, after the Effective Time, such Company Stockholder fails to perfect, withdraws or loses such Company Stockholder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Merger Consideration, if any, to which such Company Stockholder is entitled pursuant to Section 2.02(f), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall be consulted with respect to all material negotiations and proceedings with respect to such demand (and promptly notified of all other negotiations and proceedings with respect to such demand). After the Closing, Parent shall have the right to direct all negotiations and proceedings with respect to any such demands but shall meaningfully consult with the Stockholders’ Representative with respect thereto. Prior to the Closing, except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.15    Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issuable in connection with the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. All fractional shares that a single Company Stockholder would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to four decimal places. In lieu of any such fractional shares, each Company Stockholder that would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.02(f)(ii) (or would be entitled but for this Section 2.15) and (b) the Average Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to Company Stockholders in lieu of any fractional share interests in Parent Common Stock, Parent shall make available such amounts, without interest, to the Company Stockholders entitled to receive such cash.
Section 2.16    Termination of Company Incentive Plan. Prior to the Closing Date, the Company shall take all actions necessary to (a) ensure that no Person shall have any right to acquire any securities of the Company under the Company Incentive Plan, or have any other rights or entitlements under the Company Incentive Plan, and (b) terminate the Company Incentive Plan effective as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in corresponding section of the Company Disclosure Schedule or in any other section of the Company Disclosure Schedule if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:
Section 3.01    Organization and Qualification. Except as set forth in Section 3.01 of the Company Disclosure Schedule: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) the Company has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used, (iii) the Company is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iv) the Company has made available to Parent prior to the date hereof correct and complete copies of the organizational documents of the Company in effect as of the date hereof and each such organizational document is in full force and effect, and the Company is in compliance in all material respects with its respective organizational documents.
Section 3.02    Authority and Enforceability.
(a)    The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Company has taken all requisite corporate actions to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
(b)    The Company has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated thereby. The Company has taken all requisite corporate action to authorize the execution and delivery of the Ancillary Agreements to which it will be a party and the performance of its obligations thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Company upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Company, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c)    The board of directors of the Company, by resolutions duly adopted, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and has determined that this Agreement and such transactions are fair to and in the best interest of the Company and the Company Stockholders, (ii) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and (iii) recommended that the Company Stockholders adopt this Agreement and approve the Merger. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of capital stock or other equity interests of the Company necessary to adopt this Agreement and approve the Merger under the DGCL and the Company’s organizational documents, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”). The Company Stockholder Approval, if obtained, shall be obtained upon delivery of the Written Consents.
Section 3.03    Capital Structure.
(a)    Section 3.03(a)(i) of the Company Disclosure Schedule sets forth (i) all of the authorized capital stock or other equity interests of the Company and (ii) the number of shares of each class or series of capital stock or other equity interests in the Company that are issued and outstanding, together with the record or beneficial owners thereof and whether such shares or other equity interests are subject to vesting or forfeiture. The capital stock or other equity interests of the Company have been duly authorized, are validly issued and are fully paid and non-assessable. The shares of Company Common Stock reflected on Section 3.03(a)(i) of the Company Disclosure Schedule are the only outstanding securities of the Company, all of which are uncertificated. Except for this Agreement, the Stockholder Agreement and the Company SAFEs, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character (including any stockholder rights plan or similar plan commonly referred to as a “poison pill”) relating to the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of the Company, and the Company is not committed to issue any of the foregoing. The capital stock or other equity interests of the Company have not been issued in violation of any applicable Laws or the organizational documents of the Company. The Company does not have any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, capital stock or other equity interests of the Company (except for the Company SAFEs). There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any capital stock or other equity interests of the Company. There are no shares of capital stock or other equity or voting interests of the Company reserved for issuance. The Company has not issued any shares of capital stock or other equity or voting interests under the Company Incentive Plan. Except as set forth on Section 3.03(a)(ii) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company.

(b)    The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of any Person, does not have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or other entity (other than, in each case, assets acquired for investment purposes in the ordinary course of business consistent with past practice). Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no irrevocable proxies, voting trusts or other agreements to which the Company is a party with respect to any capital stock of, or other equity or voting interests in, the Company. There are no restrictions that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by Law.
(c)    All obligations of the Company in respect of Company SAFEs shall be satisfied and discharged at the Effective Time by virtue of the holder thereof having the rights provided hereunder to its allocable share of the Merger Consideration set forth in the Closing Statement.
Section 3.04    Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) consents, approvals, authorizations, waivers, notices and filings set forth in Section 3.04 of the Company Disclosure Schedule, (b) the filing of the certificates of merger with the Secretary of State of the State of Delaware and (c) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.05    No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 3.04 are obtained or made and except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Company, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any material properties or assets of the Company.

Section 3.06    Financial Statements; No Undisclosed Liabilities.
(a)    Section 3.06(a) of the Company Disclosure Schedule contains copies of (i) the unaudited balance sheet of the Company as of December 31, 2020 and the related statements of operations and cash flows for the fiscal year then ended and (ii) the unaudited balance sheet of the Company as of July 31, 2021 and the related statements of operations and cash flows for the seven (7)-month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (A) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, have been prepared in accordance with GAAP applied on a consistent basis for the respective periods referred to in the Company Financial Statements, (B) have been derived from the books and records of the Company and (C) present fairly, in all material respects, the financial position of the Company as of the respective dates and for the respective periods referred to in the Company Financial Statements, subject to normal, year-end audit adjustments (none of which will be material) and the absence of footnotes and other presentation items.
(b)    Except as set forth on Section 3.06(b) of the Company Disclosure Schedule, the Company has no Liabilities that would be required by GAAP, applied on a basis consistent with the Company Financial Statements, to be reflected or reserved against in a balance sheet prepared as of the date hereof, other than Liabilities (i) that are reflected or reserved against in the Company Financial Statements, (ii) incurred since December 31, 2020 in the ordinary course of business, (iii) that are not, individually or in the aggregate, material to the Company or (iv) incurred after the date hereof as permitted or contemplated by this Agreement (including Section 5.01).
(c)    Section 3.06(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all amounts owed by the Company to Jupiter as of the date of this Agreement.
Section 3.07    Absence of Certain Changes. Since December 31, 2020, through the date of this Agreement, except as set forth on Section 3.07 of the Company Disclosure Schedule, (a) the business of the Company has been operated in the ordinary course of business, (b) no Company Material Adverse Effect has occurred, and, to the Knowledge of the Company, no event, change, circumstance, effect, development, condition or occurrence exists or has occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Company Material Adverse Effect and (c) the Company has not taken any action or failed to take any action that, if taken or failed to have been taken after the date hereof, would have resulted in a breach of Section 5.01.
Section 3.08    Compliance with Laws; Permits.
(a)    Except as set forth on Section 3.08(a) of the Company Disclosure Schedule, the Company is, and since November 4, 2020 has been, in compliance in all material respects with all applicable Laws. The Company has not received, since November 4, 2020, any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of the Company to comply with, any applicable Law.

(b)    Except as set forth on Section 3.08(b) of the Company Disclosure Schedule, the Company holds and maintains in full force and effect, and since November 4, 2020, has held and maintained in full force and effect, all Permits required to conduct its business in the manner and in all such jurisdictions as it is currently conducted under and pursuant to all applicable Laws. The Company is, and since November 4, 2020 has been, in compliance in all material respects with all such Permits. The Company has not received, since November 4, 2020, any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of the Company to comply with, any term or requirement of any such Permit, or, to the Knowledge of the Company, any pending or threatened investigation thereof.
(c)    Neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation in connection with the business of the Company. Neither the Company nor any of its officers, directors or employees is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.
Section 3.09    Litigation; Governmental Orders.
(a)    Except as set forth on Section 3.09 of the Company Disclosure Schedule, there is no Action or claim pending or, to the Knowledge of the Company, threatened, or, to the Knowledge of the Company, governmental investigation threatened or pending by, against or involving the Company or any of its properties or assets, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(b)    The Company is not subject to any Governmental Order that materially restricts the operation of the business of the Company or which, individually or in the aggregate, has had and would reasonably be expected to have a Company Material Adverse Effect.
Section 3.10    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or on behalf of the Company have been timely filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all income and other material Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.
(b)    The Company has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c)    The Company does not have any liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract, by operation of Law or otherwise (other than Taxes of the Company).
(d)    No Encumbrances for Taxes have been filed against the Company, except for Permitted Encumbrances.
(e)    No Tax Return related to income or other material Taxes of the Company is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any income or other material Taxes of the Company, and no Tax Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open.
(f)    No jurisdiction in which the Company does not currently file Tax Returns has claimed that the Company is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.
(g)    No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested.
(h)    The unpaid Taxes of the Company (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax-related Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
(i)    The Company is not required to make any adjustment (nor has any Tax Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any period on or after the Closing Date as a result of a change in accounting method. The Company is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount (other than insurance premiums on policies written by the Company) received on or prior to the Closing Date, (v) election under Section 965(h) of the Code, (vi) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
(j)    The Company is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company).

(k)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(l)    Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, the Company has not requested, applied for, or sought any relief, assistance or benefit with respect to Taxes from any Governmental Authority under any COVID-19 Legislation other than to file amended Tax Returns or similar claims for the refund of Taxes.
(m)    The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).
(n)    The Company has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 3.11    Employee Benefits.
(a)    Section 3.11(a) of the Company Disclosure Schedule (i) sets forth a list of each Company Benefit Plan and (ii) identifies each material Company Benefit Plan that is sponsored or maintained by the Company.
(b)    The Company has made available to Parent prior to the date hereof with respect to each Company Benefit Plan a copy of (i) the plan document (including all amendments thereto) governing such Company Benefit Plan or, if such plan is not in writing, a written description of such Company Benefit Plan, (ii) the most recent determination, advisory or opinion letter received from the IRS, to the extent applicable, (iii) the most recent Federal Form 5500 series (including all schedules thereto) filed with respect thereto, to the extent applicable, (iv) the ERISA summary plan description currently in effect and all summaries of material modifications thereto, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect to each funded Company Benefit Plan, and (vi) all material non-routine correspondence to and from any Governmental Authority in the past three years. The Company does not have any express or implied commitment to create any employee benefit plan, program or arrangement or to modify, amend or terminate any Company Benefit Plan.
(c)    Each Company Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and applicable Law. All contributions required to be made with respect to each Company Benefit Plan have been timely made and deposited and all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant or beneficiary have been timely filed or distributed.

(d)    Other than claims for benefits made in the ordinary course of business, there is no Action pending or, to the Knowledge of the Company, threatened against or involving any Company Benefit Plan, the assets of any Company Benefit Plan or the Company or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans. No Company Benefit Plan is, or within the last six (6) years has been, the subject of an examination or audit or, to the Knowledge of the Company, investigation, by a Governmental Authority, or is, within the last three (3) years has been, the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(e)    Each Company Benefit Plan intended to be tax qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is a master/prototype or volume submitter plan that has received an opinion or advisory letter issued by the IRS to the master/prototype or volume submitter plan sponsor regarding the tax qualification of the written form of such plan, and, to the Knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely affect the tax qualification of such Company Benefit Plan.
(f)    Neither the Company nor any Company ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, or has ever sponsored, maintained or contributed to, or had an obligation to contribute to, or has any Liability with respect to a plan that is: (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company does not have any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. The Company does not have any current or contingent Liability arising under Title IV of ERISA, and no event has occurred or condition exists that would reasonably be expected to give rise to such Liability. No Company Service Provider is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or similar state Law.
(g)    With respect to each Company Benefit Plan, (i) the Company has not engaged in, and, to the Knowledge of the Company, no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material Liability to the Company, and (ii) neither the Company nor, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA), has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.
(h)    Each Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and the Company has complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(i)    The execution and delivery of this Agreement and the Ancillary Agreements by the Company the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (either alone or in combination with any other event) (i) entitle any Company Service Provider to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Company Service Provider, (iii) increase any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any Indebtedness of any Company Service Provider, (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or (vi) the application of any limitation or restriction on the ability of the Company to amend or terminate any Company Benefit Plan.
(j)    The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Section 409A or 4999 of the Code.
(k)    The Company has not used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that would reasonably be expected to result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Company Benefit Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.
Section 3.12    Employee Matters.
(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the employees of the Company as of the date hereof (the “Company Employees”) and the following information for each such employee as of the date hereof: (i) name or (where required by applicable Law) employee identification number, (ii) geographic location (including city, state and country), (iii) employing legal entity, (iv) active or leave status (and, if on leave, the nature of the leave and the expected return date), (v) full-time or part-time status, (vi) job title, (vii) classification as “exempt” or “nonexempt” from applicable wage and hour laws, (viii) annual salary and, if applicable, hourly wage rate and target annual incentive compensation, (ix) an indication as to whether the Company has a fully executed employee confidentiality and intellectual property assignment agreement (or a similar Contract) on file, and (x) applicable visa or work authorization status.
(b)    Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all natural persons that have a consulting, independent contractor or advisory relationship with the Company as of the date hereof (excluding attorneys, financial advisors, accountants and similar professionals), including with respect to such natural persons: (i) the engagement date, (ii) a general description of the services provided, (iii) the term of such services and (iv) an indication as to whether the Company has a fully executed confidentiality and intellectual property assignment agreement (or a similar agreement) on file.

(c)    (i) The Company is not party to or bound by any Collective Bargaining Agreement or other similar labor agreement with respect to any Company Employees, (ii) no Company Employees are covered by any Collective Bargaining Agreement or other similar labor agreement or represented by any labor or trade union, works council or other employee representative body, in each case, with respect to their employment with the Company, (iii) to the Knowledge of the Company, there has not been any labor organizing activity or demand for recognition or certification by or with respect to any Company Employees and (iv) there have not been any, and there are no pending or, to the Knowledge of the Company, threatened, (A) labor disputes involving the Company, or (B) unfair labor practice charges, strikes, slowdowns or work stoppages by or with respect to any Company Employees.
(d)    Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the Company is, and has been, in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor, employment and compensation. The Company has not received written or oral notice of any pending or, to the Knowledge of the Company, threatened Action with respect to or relating to alleged noncompliance by the Company with any applicable local, state, federal or foreign Laws relating to employment or compensation. With respect to Company Service Providers, the Company: (x) has withheld and reported in all material respects all amounts required by Law or by Contract to be withheld and reported with respect to wages, fees, salaries and other payments to such persons, (y) is not liable for any material arrears of wages, fees, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (z) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such persons (other than routine payments to be made in the normal course of business and consistent with past practice). The Company does not have direct or indirect liability with respect to any misclassification of any person as an independent contractor or consultant rather than as an employee, with respect to any employee leased from another employer or with respect to any current or former Company Employee classified as exempt from overtime wages.
(e)    To the Knowledge of the Company, no Company Employee intends to terminate his or her employment.
(f)    The Company is not party to a settlement agreement that involves allegations relating to sexual harassment, sexual misconduct or discrimination by a Company Service Provider. To the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Company Service Provider in their capacity as such and no such harassment, misconduct or discrimination has occurred (whether or not allegations have been made).
(g)    To the Knowledge of the Company, no Company Service Provider is in violation of any material term of any employment agreement, nondisclosure agreement, consulting agreement, independent contractor agreement, non-competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations, in each case: (i) with or to the Company or (ii) with a former employer or hiring entity of any such person relating (A) to the right of any such person to be employed or engaged by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.13    Intellectual Property.
(a)    Section 3.13(a)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) all registered and applied-for Company IP (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates and (ii) all material Company Software. Section 3.13(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of each Contract pursuant to which the Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Company IP, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of a Company Product to a third party. Except as set forth on Section 3.13(a)(iii) of the Company Disclosure Schedule, the Company exclusively owns all Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and, to the Knowledge of the Company, all Company Registered IP (excluding applications for registration) is valid and enforceable.
(b)    The Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Material Inbound Licenses. The Material Inbound Licenses and Immaterial Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Company as presently conducted. The Company has performed in all material respects all obligations imposed on it in the applicable Company IP Licenses, has made all payments required under the applicable Company IP Licenses to date, and the Company is not in breach or default thereunder. The Company is not a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to the Company.
(c)    No Action is pending or, to the Knowledge of the Company, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, exploit, license or sublicense any Intellectual Property. The Company has not received any written or, to the Knowledge of the Company, oral, notice or claim asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of the Company. To the Knowledge of the Company, no Infringement or similar claim or Action is, or has in the past been, threatened against any Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to any such claim or Action, and the Company has not received written notice or, to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action. There are no Governmental Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Company IP or any other Intellectual Property used or held for use in the business of the Company, (ii) restrict the conduct of the business of the Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property used or held for use in the business of the Company. To the Knowledge of the Company, the Company is not currently Infringing, and has in the past not Infringed, any Intellectual Property of any other Person in any material respect. To the Knowledge of the Company, no third party is Infringing any Company IP in any material respect.

(d)    All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of the Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Parent) that assigned to the Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for or within the scope of employment with the Company by such Persons. No Contributors have made any claims to the Company claiming any ownership interest in any Company IP.
(e)    The Company has taken reasonable measures to protect and maintain the secrecy and confidentiality of all material Trade Secrets and confidential information owned or held by the Company. To the Company’s Knowledge, there has not been any disclosure of any material Trade Secret of the Company (including any such information of any other Person disclosed in confidence to the Company) to any Person in a manner that has resulted or is likely to result in the loss of such Trade Secret or other rights in and to such information.
(f)    No funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company IP, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center owns or otherwise holds, or has the right to obtain, any ownership rights to any Company IP. The Company is not now, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization, in each case that requires or obligates the Company to grant or offer to any other Person any license or other right to any Company IP.
(g)    The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in: (i) the breach, material modification, cancellation, termination, or suspension or acceleration of any payments by the Company under any Contract relating to Intellectual Property, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software. Following the Closing, the Company shall be permitted to exercise all of the Company’s rights under the Company IP Licenses to the same or similar extent that the Company would have been able to exercise had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.
(h)    Section 3.13(h) of the Company Disclosure Schedule accurately and completely describes each form of User Agreement (including all versions thereof) in effect since the incorporation of the Company, and identifies, with respect to each User Agreement, the period of time during which such User Agreement was or has been in effect. Each User Agreement: (i) is binding and enforceable with respect to each and every user of each applicable Company Product (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), and (ii) will remain in full force and effect after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(i)    The operation of the business of the Company does not violate any license terms applicable to any item of Open Source Materials licensed or used by the Company, and the Company has complied with all licensing terms pertaining to each item of Open Source Materials licensed or used by the Company, in each case, in any material respect. Except as expressly stated on Section 3.13(i) of the Company Disclosure Schedule, no Company Software contains, is or was combined with, linked to, derived from, or distributed with or is being or was being developed using Open Source Materials in a manner that, or using Open Source Materials that are licensed under any terms that, impose a requirement that a license be granted under any patent rights, or that any such Company Software or part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge. No Open Source Materials that are governed by the Affero GPL or the Server Side Public License have been incorporated into, integrated with, combined with or linked to any Company Software.
(j)    No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee performing services solely for the benefit of the Company. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.
(k)    Except as set forth in Section 3.13(k) of the Company Disclosure Schedule, none of the Company Products (i) contains any bug, defect, or error that adversely affects the use, functionality, or performance of such Company Products, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products, in each case of clauses (i) and (ii), that would prevent end-users from accessing or using Company Products as intended in any material respect.
Section 3.14    IT Systems.
(a)    The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company as currently conducted. The Company has not experienced any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company is taking commercially reasonable measures to provide for the back-up and recovery of the material data and information necessary to the conduct of the business of the Company (including such data and information that is stored on magnetic or optical media in the ordinary course).
(b)    None of the Company Software or Company IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.
(c)    Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, the Company maintains business continuity and disaster recovery plans that are adequate to ensure that the Company IT Systems can be operated, replaced, or substituted without material disruption to the conduct of the Company’s business as currently conducted.

Section 3.15    Material Contracts.
(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all Contracts (other than any Company Benefit Plan) which are in effect as of the date hereof and which the Company is a party or by which the Company or its businesses, properties or assets are bound that meet any of the following criteria (each, together with each User Agreement, a “Company Material Contract”):
(i)    calls for the payment, reimbursement or offset by or on behalf of the Company in excess of $10,000 per annum, or the delivery by the Company of goods or services with a fair market value in excess of $10,000 per annum.
(ii)    contains covenants (A) limiting in any material respect the ability of the Company to compete or operate in any line of business or geographical area or provide any products or services of or to any other Person, (B) obligating the Company to conduct any business on an exclusive basis with any Person or (C) providing the counterparty thereto with “most favored nation,” rights of first refusal or offer or similar rights;
(iii)    was entered into in connection with the acquisition or disposition by the Company of any business or the shares, capital stock or other ownership interests of any other Person and (A) under which there are any material ongoing obligations or (B) which acquisition is not yet complete;
(iv)    contains material earn-out or deferred or contingent payment obligations of or for the benefit of the Company that remain outstanding;
(v)    contains any option, warrant, call, subscription or other right, agreement, arrangement or commitment to acquire any business or the shares, capital stock or other ownership interests of any other Person;
(vi)    was entered into with any Governmental Authority;
(vii)    relates to any Indebtedness of the Company;
(viii)    contains licenses, sublicenses and other agreements or permissions, under which the Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) licenses for Off-the-Shelf Software and other agreements for Software (or the provision of Software-enabled services), in each case of subclauses (A)-(C), that is not included in any Company Products and is commercially available to the public generally with license, maintenance, support and other fees of less than $10,000 (“Material Inbound Licenses”);
(ix)    pursuant to which the Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company IP, excluding the User Agreements set forth on Section 3.13(h) of the Company Disclosure Schedule and Immaterial Licenses (“Material Outbound Licenses”);
(x)    pursuant to which the Company has (A) acquired from any third party any ownership right to any Intellectual Property or (B) transferred to any third party any ownership right to any Intellectual Property;
(xi)    is a Company Intercompany Agreement;

(xii)    was entered into outside of the ordinary course of business and requires the Company to indemnify any Person in respect of third-party claims;
(xiii)    relates to the settlement of any dispute under which the Company has ongoing monetary obligations in excess of $10,000 or material non-monetary obligations after the date hereof;
(xiv)    is a Contract between a Company Service Provider and the Company (but excluding Contracts that are excluded from the definition of Company Intercompany Agreement); and
(xv)    creates any partnership, joint venture, limited liability company or similar arrangement.
(b)    Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract following the date hereof, is in full force and effect, subject to the Enforceability Exceptions, and the Company is not, and, to the Knowledge of the Company, no other party thereto is in default beyond the expiration of applicable notice or cure periods in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Company Material Contracts (and the Company has not received any written notice alleging any such default).
(c)    The Company has made available to Parent copies of each Company Material Contract.
Section 3.16    Real Property.
(a)    The Company does not own any real property.
(b)    Except for the lease set forth on Section 3.16(b) of the Company Disclosure Schedule (such lease, the “Delaware Lease”), the Company does not lease, sublease or license any real property. The Delaware Lease is a valid and binding obligation of the Company and, to the Knowledge of the Company, the other party thereto, in accordance with its terms and, unless terminated by the other party thereto or expired in accordance with the terms thereof following the date hereof, is in full force and effect, subject to the Enforceability Exceptions, and neither the Company nor, to the Knowledge of the Company, the other party thereto is in default beyond the expiration of applicable notice or cure periods in the performance, observance or fulfillment of any obligation, covenant or condition contained therein (and the Company has not received any written notice alleging any such default).
Section 3.17    Insurance. Except as set forth on Section 3.17 of the Company Disclosure Schedule, the Company has not maintained any policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty and property insurance. The Company has not suffered any material loss for which it has been required to self-insure as a result of not maintaining any such policies.
Section 3.18    Data Protection and Cybersecurity.
For the purposes of this Section 3.18, the terms “processing” (and its cognates) and “sell” shall have the meaning given to them in the CCPA.

(a)    The Company complies and has complied at all times in all material respects with (i) all applicable Data Protection Laws, (ii) all obligations or restrictions concerning the privacy, security or processing of Personal Information imposed under any Contract to which the Company is a party to or otherwise bound, and (iii) the Company’s own Company Data Protection Policies. As required by applicable Data Protection Laws, the Company has (A) implemented appropriate policies, notices, logs, and procedures in relation to its processing, retention, protection, and transfer of Personal Information (“Company Data Protection Policies”) and carried out regular staff training, testing, audits or other mechanisms that ensure and monitor compliance with such Company Data Protection Policies, (B) maintained and kept up-to-date records of all its Personal Information processing activities, and (C) obtained all appropriate consents, approvals and/or authorization to process and transfer such Personal Information lawfully, including in relation to the placement of cookies or similar technologies on the devices of users of the Company’s websites.
(b)    The Company has implemented and maintains appropriate technical and organizational measures intended to protect Personal Information and other sensitive, proprietary or confidential Company data relating to the business of the Company against unauthorized access and exfiltration, theft, or disclosure, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities).
(c)    The Company has not (i) suffered or discovered any actual data breach or security incident involving unauthorized access, use, disclosure, loss, denial, disruption, alteration, destruction, compromise, unauthorized processing, or intrusion into the Company IT Systems or any Personal Information stored on or accessible from the Company IT Systems or, to the Knowledge of the Company, any other computer networks or systems containing sensitive, proprietary, or confidential data or Personal Information of the Company; (ii) been subject to or received any actual, pending, or threatened investigations, notices, claims, complaints, requests, correspondence or other communication from any Governmental Authority in relation to data processing, cybersecurity or Personal Information; (iii) received any actual, pending, or threatened claims from natural persons alleging any breach of Data Protection Laws or the exercise of their rights thereunder; (iv) been a party to any other Action relating to, any actual, alleged or suspected violation of any Data Protection Law involving Personal Information in the possession or control of the Company, or held or processed by any vendor, processor or other third party for or on behalf of the Company; or (v) experienced circumstances which could reasonably be expected to give rise to any of the consequences in (i) through (iv).
(d)    The Company does not sell any Personal Information.
(e)    The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Company Data Protection Policies; (ii) violate any Data Protection Laws or (iii) require the consent of or notice to any Person concerning Personal Information.
Section 3.19    Fees to Brokers and Finders. Except as set forth on Section 3.19 of the Company Disclosure Schedule, the Company does not have any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.
Section 3.20    Sufficiency of Assets. As of the Closing Date, the assets, properties, Intellectual Property, Contracts and rights of the Company will constitute all of the assets, properties, Intellectual Property, Contracts and rights necessary to permit the Company to conduct its business immediately following the Closing in substantially the same manner as such business was conducted prior to the Closing.

Section 3.21    Affiliate Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no Company Service Provider, Affiliate (which for purposes of this Section 3.21 shall include any Company Stockholder that owns more than 5% of the issued and outstanding shares of Company Common Stock) or “associate” or, to the Knowledge of the Company, members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer, independent contractor, stockholder, holder of a Company SAFE or employee of the Company, (a) is involved, directly or indirectly, in any business arrangement or other relationship with the Company (whether written or oral) except for User Agreements, non-disclosure agreements, invention assignment agreements, independent contractor agreements and employment agreements terminable by either party at-will and without any severance or advance notice obligation on the part of the Company that is not otherwise required by Law, any Contracts in connection with the shares of Company Common Stock or other equity securities of the Company issued to such Related Person set forth on Section 3.03(a)(i) of the Company Disclosure Schedule and Company SAFEs, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company or (c) is engaged, directly or indirectly, in the conduct of the business of the Company. In addition, to the Knowledge of the Company, no officer or employee of the Company has an interest in any Person that competes with the business of the Company in any market presently served by the Company (except for ownership of less than 1% of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market). For clarity, no disclosure will be required under this Section 3.21 as to the portfolio companies of any venture capital, private equity or angel investor in the Company.
Section 3.22    Banking Relationships. Section 3.22 of the Company Disclosure Schedule sets forth a complete and accurate description of all arrangements that the Company has with any banks, savings and loan associations, or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, letters of credit and certificates of deposit, or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.
Section 3.23    No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article III (as modified by the applicable sections of the Company Disclosure Schedule) or the Ancillary Agreements to which the Company or any Company Stockholder is party, none of the Company, any of its Affiliates or any Company Stockholder, nor any of its or their respective Representatives, makes or has made, and none of Parent or its Affiliates, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of the Company or any Company Stockholder. The Company and each Company Stockholder expressly disclaims, and Parent expressly disclaims any reliance on, any other representation, warranty, projection, forecast, statement, or information made, and all other representations and warranties, whether express or implied.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the Parent SEC Reports (other than disclosures contained or referenced under the captions “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and any other disclosures containing risks that are predictive, cautionary or forward-looking in nature), Parent represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
Section 4.01    Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 4.02    Authority and Enforceability.
(a)    Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has taken all requisite corporate action to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
(b)    Parent has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Parent has, and prior to the Closing will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by Parent upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.
(c)    Each of (i) the board of directors of Parent and (ii) the board of directors of Merger Sub has approved and, in the case of Merger Sub, declared advisable this Agreement and the Ancillary Agreements to which Parent is a party, and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL. Parent has adopted this Agreement and consented to the Merger and the consummation of the other transactions contemplated hereby pursuant to the Parent Merger Approval. No other vote or consent of the holders of any class or series of the capital stock of Parent or Merger Sub is required to approve and adopt this Agreement and the Ancillary Agreements to which Parent is a party and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL.
Section 4.03    SEC Reports, Financial Statements.
(a)    Parent has filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since February 10, 2021 (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, collectively, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply with the applicable requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding written comments from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b)    The financial statements (including all related notes and schedules thereto), contained in the Parent SEC Reports (or incorporated therein by reference) (the “Parent Financial Statements”) have been prepared in all material respects in accordance with GAAP (or, to the extent permitted by applicable SEC rules, IFRS) applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited Parent Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein).
Section 4.04    Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Parent or any of its Subsidiaries, as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the certificates of merger with the Secretary of State of the State of Delaware and (b) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.05    No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 4.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by Parent, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Parent, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to Parent, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which Parent is a party or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any properties or assets of Parent, in the case of clauses (c) and (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.06    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
Section 4.07    Valid Issuance of Parent Common Stock. The Parent Common Stock issuable in connection with the Merger, when issued by Parent in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws). Assuming (a) the accuracy of the representations and warranties of the Company Stockholders contained in the Support Agreement, the Stockholder Consents and the SAFE Holder Joinders and Releases (as applicable) and (b) none of the Company, the Company Stockholders or any of their respective Affiliates has taken any action to prevent the issuance of Parent Common Stock in the Merger from being exempt from the registration requirements of applicable U.S. federal and state securities Laws, the issuance thereof will not violate or conflict with any provisions of applicable U.S. federal or state Law or the rules, regulations and policies of Nasdaq or any other applicable stock exchange or securities regulatory authority and will not be issued in contravention of any other Person’s rights therein or with respect thereto.

Section 4.08    Litigation. There is no Action or claim pending or, to the Knowledge of Parent, threatened, or, to the Knowledge of Parent, governmental investigation threatened or pending by, against or involving Parent or any of its properties or assets, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.09    Fees to Brokers and Finders. Parent has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.
Section 4.10    Intended Tax Treatment. Parent has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Parent does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
Section 4.11    No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV or in the Ancillary Agreements to which Parent is party, neither Parent nor any of its Affiliates, nor any of its or their respective Representatives, makes or has made, and none of the Company, any of its Affiliates or any Company Stockholder, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of Parent. Parent expressly disclaims, and the Company and each Company Stockholder expressly disclaims any reliance on, any and all other representations and warranties, whether express or implied.
ARTICLE V

COVENANTS
Section 5.01    Conduct of Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly required by, and in accordance with, this Agreement, including the taking of actions and the consummation of the transactions contemplated hereby, as set forth in Section 5.01 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent (which consent shall not unreasonably be withheld, conditioned or delayed), the Company shall (x) conduct its business in the ordinary course of business, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and operations and maintain its relationships and goodwill with employees, contractors, customers, suppliers, Governmental Authorities and others having business relationships with the Company and (z) not (except if required by applicable Law):
(a)    (i) declare, set aside or pay any dividend or distribution on any shares of its capital stock or other equity interests or (ii) purchase, redeem or repurchase any shares of its capital stock or other equity interests;
(b)    issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person;
(c)    split, combine, subdivide or reclassify any of its capital stock or other equity interests;

(d)    (i) incur any Indebtedness, (ii) incur or accrue any trade payables or other liabilities (other than Indebtedness) outside the ordinary course of business, provided, for clarity, the Company may continue to incur trade payables or similar obligations owing to Jupiter in connection with seeking to complete or completing the items set forth on Schedule IV-B, whether or not in the ordinary course of business, (iii) make any loans, advances or capital contributions to, or investments in, any other Person or (iv) waive any material claims or rights of, or cancel any debts to, and of, the Company;
(e)    (i) amend (by merger, consolidation or otherwise) its organizational documents or (ii) form any Subsidiary;
(f)    voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(g)    (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets outside the ordinary course of business, (ii) grant or take any other action that will result in the imposition of Encumbrance, other than Permitted Encumbrances, on any material property or assets of the Company, or (iii) make or incur any capital expenditure in excess of $5,000 individually or $10,000 in the aggregate or that are not contemplated by the Company’s capital expenditure budget previously provided to Parent;
(h)    (i)  amend or assign, renew or extend or terminate any existing Company Material Contract (including any User Agreement) (unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract), (ii) enter into any Contract that would be a Company Material Contract if in effect on the date hereof (other than a User Agreement on the terms in effect on the date hereof) or (iii) waive, release or assign any material rights or claims under any existing Company Material Contract;
(i)    (i) sell, transfer or license any Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business pursuant to User Agreements or Immaterial Licenses, (ii) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, (iii) take any action that could reasonably be expected to trigger the release of source code of any material Company Software to any third party, or (iv) disclose any material Trade Secrets owned or held by the Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;
(j)    pay, settle, release or forgive any Action or threatened Action, or waive any right thereto, in excess of $5,000 individually and $10,000 in the aggregate;
(k)    make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Company or (ii) the withdrawal by the Company from any lines or kinds of business;
(l)    (i) make, revoke or amend any income or other material Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax-related Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax-related Liability, (vi) adopt or change any method of Tax accounting, (vii) file any Tax Return inconsistent with past practice, (viii) amend any Tax Return or (ix) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax;

(m)    other than as required by the terms of any Company Benefit Plan as in effect on the date hereof and listed on Section 3.11(a) of the Company Disclosure Schedule, (i) grant or increase any severance, change in control, retention or termination pay of (or amend any existing severance, change in control, retention or termination pay arrangement with) any Company Service Provider, (ii) establish, enter into, adopt, renew, terminate, modify or amend any Company Benefit Plan (or any new arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (iii) take any action to accelerate the vesting or payment of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, (iv) increase the compensation payable to any Company Service Provider, except increases in annual base salary or wage rate in the ordinary course of business to those current employees of the Company not to exceed ten percent (10%) with respect to any Company Service Provider, (v) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Benefit Plan or (vi) except as may be required by GAAP or applicable Law, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;
(n)    (i) terminate the employment of any employee of the Company (other than terminations for cause, death or disability, as a result of a voluntary resignation of such employee or for cause (as determined in good faith by the Company)), (ii) hire any new employee or engage any consultant or independent contractor, (iii) waive the restrictive covenant obligations of any Company Service Provider, or (iv) implement any group layoffs or furloughs, whether temporary or permanent, with respect to any employee of the Company;
(o)    (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;
(p)    voluntarily terminate, cancel or materially modify or amend any insurance coverage maintained by the Company with respect to any material assets without, to the extent commercially reasonable to do so, replacing such coverage with a comparable amount of insurance coverage;
(q)    (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing or (ii) establish any Subsidiary, enter into any new lines of business or introduce any new material products or services;
(r)    change any of the material accounting, financial reporting or tax principles, practices or methods used by the Company, except as may be required in order to comply with changes in GAAP or applicable Law;
(s)    enter into any Contract with respect to any of the foregoing.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.02    Access to Information; Confidentiality.
(a)    During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, afford Parent and its Representatives who are bound by the applicable Confidentiality Agreement reasonable access during normal business hours upon reasonable advance notice to (and, as applicable, the right to then inspect) all of the officers, directors, employees, books and records, Contracts and other documents and data of the Company as Parent or any of its Representatives may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby; provided, however, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or violate any obligations with respect to confidentiality in any agreement with a third party or violate any applicable Law or (ii) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure. In exercising its rights hereunder, Parent shall conduct itself, and shall cause its Representatives to conduct themselves, so as not to unreasonably interfere in the conduct of the Company’s businesses. No investigation by any party or other information received by any party shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by any other party in this Agreement.
(b)    The parties each acknowledge that the information and access provided to it pursuant to this Section 5.02 shall be subject to the terms and conditions of the Confidentiality Agreements and all applicable Law. Effective as of the Closing, the Confidentiality Agreements shall cease to have any force or effect.
Section 5.03    Reasonable Best Efforts.
(a)    On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Article VII, to obtain any necessary waivers, consents and approvals and to effect all necessary registrations and filings with Governmental Authorities and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement.
(b)    Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable commercial efforts, commercially reasonable efforts or other standard of conduct pursuant to this Agreement, the Company shall not be required, in respect of any provision of this Agreement, to pay any fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors), commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party, dispose of any assets, incur any obligations or agree to any of the foregoing.
Section 5.04    Resignations. The Company shall cause: (i) the directors (and similar persons) of the Company to resign from such directorship (or similar position) and (ii) the officers of the Company to the extent specified in writing by Parent, at least five (5) days prior to the Closing Date to resign from such officer position, in each case effective as of the Closing (collectively, the “Resignations”). For the avoidance of doubt, nothing herein shall require any individual to resign from his or her employment with the Company.

Section 5.05    Employee Matters.
(a)    The Company shall, no less than five (5) Business Days prior to the Closing Date, provide Parent with an update to the list of the Company Employees and related information provided under Section 3.12(a) to reflect any additions, deletions or other changes to the Company Employees occurring after the date of this Agreement, with such additions, deletions and other changes subject to the restrictions set forth in Section 5.01.
(b)    Parent shall use commercially reasonable efforts to cause to be (i) waived all limitations as to pre-existing conditions, exclusions and waiting periods and all evidence of insurability and actively at work requirements with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan of Parent or its Subsidiaries in which such employees may be eligible to participate after the Closing, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the corresponding welfare plan in which any such employee participated immediately prior to the Closing, (ii) provide to each such Continuing Employee credit for any co-payments, coinsurance and deductibles paid prior to the Closing, in respect of the calendar year in which the Closing Date occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans of Parent or its Subsidiaries in which such Continuing Employees may be eligible to participate after the Closing and (iii) provide to each such Continuing Employee credit for all service recognized under a corresponding Parent Benefit Plan for purposes of determining eligibility to participate and vesting under each employee benefit plan, program or arrangement of Parent or its Subsidiaries in which such employees are eligible to participate after the Closing, and for purposes of determining the amount of benefits under any severance or vacation plan, program or arrangement of Parent or its Subsidiaries; provided, however, that in no event shall such employees be entitled to service credit (x) for any purpose under any retiree welfare plan or any equity or equity-based compensation plan, (y) for purposes of benefit accruals under any defined benefit retirement plan, or (z) to the extent that such service credit would result in a duplication of benefits with respect to the same period of service.

(c)    The Company shall not make any broad-based communication or written communications (including website postings) pertaining to employment, compensation or benefit matters that are or may be affected by the transactions contemplated herein unless approved by Parent in advance. The Company shall provide Parent with a copy of the intended communication no later than five (5) Business Days prior to the intended date any such communication is to be delivered or made available by the Company.
(d)    Without limiting the generality of this Section 5.05, the provisions of this Section 5.05 are solely for the benefit of the parties hereto, and no Company Service Provider or any other Person (including any legal representative, beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.05, express or implied, shall confer upon any Company Service Provider or any other Person any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement or any Parent Benefit Plan. Nothing contained in this Agreement, express or implied, shall: (i) guarantee employment or engagement for any period of time, or compensation or benefits of any nature or kind whatsoever, (ii) preclude the ability of Parent or any of its Subsidiaries to terminate the employment or engagement of any Continuing Employee or other Person at any time and for any reason, (iii) require Parent or any of its Subsidiaries to continue any Parent Benefit Plan or other employee benefit plans, programs, policies, arrangements or Contracts or prevent the amendment, modification or termination thereof following the Closing or (iv) amend any Parent Benefit Plans or other employee benefit plans, programs, policies, arrangements or Contracts.

Section 5.06    Intercompany Agreements and Accounts. Except as set forth in Section 5.06 of the Company Disclosure Schedule, (a) all Company Intercompany Agreements shall be terminated and discharged and deemed to be void and of no further force and effect, effective immediately prior to the Closing, in each case, (i) without any fee, penalty or other payment by the Company, (ii) in a manner reasonably satisfactory to Parent and (iii) without survival of any rights or obligations (including any provision expressed or intended to survive the termination of such agreement), including any Liability that has accrued prior to such termination and (b) each Company Stockholder shall take such action and make such payment as may be necessary so that as of immediately prior to the Closing, the Company, on the one hand, and such Company Stockholder, its Affiliates (other than the Company) and spouse, parents, siblings, descendants (including adoptive relationships and stepchildren) of such Company Stockholder and the spouses of each such natural persons, on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts.
Section 5.07    Insurance Policies. The Company shall cooperate, and shall cause each of its Affiliates and Representatives to cooperate, with Parent, and shall execute and deliver such documents and take such actions as Parent may reasonably request (but with effect only upon the Effective Time), in order to enable Parent to extend its existing insurance policies to cover the business and associated assets being acquired from the Company effective from and after the Closing.
Section 5.08    Exclusivity. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its officers, directors, employees, agents, representatives and Affiliates (including for this purpose commonly Controlled Affiliates) not to, directly or indirectly, (a) solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent and its Subsidiaries and Representatives) regarding any Acquisition Proposal, (b) enter into, continue with or participate in any discussions or negotiations with, or provide any information to, any Person (other than Parent and its Subsidiaries and Representatives) concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon receipt by the Company or any of its commonly Controlled Affiliates of any offer, proposal, indication of interest, request or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall within one (1) Business Day (i) notify Parent of its receipt of such Acquisition Proposal and (ii) communicate to Parent in reasonable detail the terms of any such Acquisition Proposal (including providing Parent with a written statement with respect to any non-written Acquisition Proposal received, which statement must include the terms thereof). In addition, the Company will within one (1) Business Day advise Parent of any material modification or proposed modification to such Acquisition Proposal and any other information necessary to keep Parent informed in all material respects regarding the status and details of such Acquisition Proposal.

Section 5.09    Stockholder Consents; SAFE Holder Joinder and Release.
(a)    The Company shall use commercially reasonable efforts to take all action necessary in accordance with this Agreement, the DGCL, the Stockholder Agreement, the Company’s certificate of incorporation and its bylaws to obtain the Requisite Company Stockholder Approval (but without any obligation to exercise the drag-along rights under Section 2 of the Stockholder Agreement). The Company’s obligation to use commercially reasonable efforts to obtain the Requisite Company Stockholder Approval pursuant to this Section 5.09 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Company’s board of directors of its unanimous recommendation to the holders of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger. Upon obtaining the Company Stockholder Approval or the Requisite Company Stockholder Approval, as applicable, the Company shall promptly deliver copies of the executed Written Consent or other documents evidencing the obtainment of the Company Stockholder Approval and the Requisite Company Stockholder Approval, respectively, to Parent.
(b)    Promptly (and in any case within three (3) Business Days after Parent’s filing of a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby), the Company shall prepare and mail (or email) to each Company Stockholder other than the Company Stockholders that signed the Written Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, and (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL. The Stockholder Notice shall include (w) a statement to the effect that the board of directors of the Company has unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, (x) an irrevocable written consent to the Merger and the consummation of the other transactions contemplated by this Agreement, (y) a form of a Joinder and Release in the form of Exhibit G hereto (clauses (x) and (y), collectively, a “Stockholder Consent”), and (z) such other information as Parent and the Company may agree is required or advisable under the DGCL to be included therein. Prior to its delivery, Parent shall be entitled to review the Stockholder Notice, and, following its delivery, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent. The Company shall not include in the Stockholder Notice any information with respect to Parent, Merger Sub or any of their respective Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion (such approval not to be unreasonably withheld, delayed or conditioned). Each of Parent and the Company agree to direct their respective Representatives to reasonably cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
(c)    Promptly (and in any case within three (3) Business Days) after the Company obtains the Company Stockholder Approval, the Company shall prepare and mail (or email) to each holder of Company SAFEs (x) a form of a Joinder and Release in the form of Exhibit H hereto (a “SAFE Holder Joinder and Release”), and (y) such other information as Parent and the Company may agree to be included therein. Prior to its delivery, Parent shall be entitled to review the SAFE Holder Joinder and Release, and, following its delivery, no amendment or supplement to the SAFE Holder Joinder and Release shall be made by the Company without the approval of Parent. The Company shall not include in the SAFE Holder Joinder and Release any information with respect to Parent, Merger Sub or any of their respective Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion (such approval not to be unreasonably withheld, delayed or conditioned). Each of Parent and the Company agree to direct their respective Representatives to reasonably cooperate in the preparation of the SAFE Holder Joinder and Release and any amendment or supplement thereto.

Section 5.10    Public Disclosure. The parties shall agree on the form, content and timing of any initial press release, and, except with the prior written consent of the Stockholders’ Representative and Parent (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate or Representatives of such party issue any other press release or other public statement or public communication, with respect to this Agreement or the transactions contemplated hereby; provided that the Stockholders’ Representative, the Company and Parent may (and in the case of clause (b) and (c) below any Representative of any of the foregoing may), without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law or the requirements of any applicable stock exchange and, if practicable under the circumstances, after reasonable prior consultation with such other parties (and allowing such parties and their Representatives to review the text of the disclosure before it is made), (b) that consists solely of information contained in prior announcements made by any or all of Parent, the Company, the Company Stockholders or any of their respective Representatives in accordance herewith or (c) to enforce its rights or remedies under this Agreement or the Ancillary Agreements, or any Company Intercompany Agreement or Intercompany Account that survives the Closing; provided, that the parties will be responsible for disclosures made by their respective Representatives in violation of the terms of this Section 5.10.
Section 5.11    Parent Common Stock. Parent shall ensure that, at or prior to the Closing, the shares of Parent Common Stock that will be part of the Aggregate Merger Consideration are approved for listing on Nasdaq, subject to official notice of issuance (if applicable).
Section 5.12    Post-Closing Access to Records. For a period of seven (7) years following the Closing, to the extent permitted by applicable Law, Parent shall, and shall cause the Company to, provide the Stockholders’ Representative with reasonable access during normal business hours upon reasonable advance notice to all books and records of the Company to the extent that such access is reasonably required by any Company Stockholder to (a) defend, prosecute, appeal or cooperate with any Action to which such Company Stockholder or Affiliate thereof is a party, which relates to the business and affairs of the Company prior to the Closing, or in connection therewith, (b) defend, prosecute, appeal or cooperate with any judicial, arbitral or regulatory proceeding, audit or investigation (other than an Action) to which a Company Stockholder or Affiliate thereof is a party, which relates to the business and affairs of the Company prior to the Closing, (c) prepare regulatory filings of a Company Stockholder or Affiliate thereof in respect of periods ending on or prior to the Closing Date or periods including the Closing Date or (d) comply with the terms of this Agreement or any applicable Law or request of any Governmental Authority; provided, that all such books and records shall be treated by the Stockholders’ Representative, the applicable Company Stockholder and its and their Representatives as “Confidential Information” pursuant to terms equivalent to those applicable to Parent’s obligations in respect of the non-disclosure thereof set forth in the Non-Disclosure Agreement, dated August 23, 2021, by and between the Company and Parent, including the exceptions to such obligations set forth therein; provided, further, that the foregoing shall not require Parent or the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent or the Company would result in the disclosure of any trade secrets or violate any obligations with respect to confidentiality in any agreement with a third party or violate any applicable Law or (ii) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure. Parent shall, and shall cause the Company to, retain and preserve all books and records of the Company, in compliance with all applicable Law, for at least seven (7) years following the Closing Date, except in accordance with Parent’s bona fide record retention policies. This Section 5.12 shall not apply to the retention and provision of books and records related to Taxes, which are addressed in Section 6.04.

Section 5.13    Directors’ and Officers’ Indemnification and Exculpation. Parent agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers of the Company who have the right to indemnification or exculpation by the Company (collectively, the “Covered Persons”) as provided in its organizational documents shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. If Parent or its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 5.13.
Section 5.14    Further Assurances. From and after the Closing, Parent and the Company shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE VI

TAX MATTERS
Section 6.01    Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company Stockholders on the one hand, each in accordance with their Pro Rata Share, and Parent on the other hand, shall each bear one-half (1/2) of the cost of all Transfer Taxes, if any, including costs arising out of the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes. All necessary Tax Returns shall be prepared and filed by the party required to do so pursuant to applicable Law (and the non-filing party shall provide reasonable cooperation in connection therewith, if requested by the filing party).
Section 6.02    Straddle Period.
(a)    For all purposes of this Agreement, in the case of Taxes of the Company that are payable with respect to any Straddle Period, the portion of any such Taxes that are treated as Taxes for a Pre-Closing Tax Period shall be (i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended as of the close of business on the Closing Date, and the parties shall elect to do so if permitted by applicable Law; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(b)    Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be attributed to the portion of the Straddle Period ending on the Closing Date and/or the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Section 6.02(a) taking into account the type of Tax to which the credit or refund relates. In the case of any Tax paid based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be apportioned under Section 6.02(a) shall be computed by reference to the level of such items on the Closing Date.

Section 6.03    Tax Returns. Except as otherwise provided in Section 6.01, the Company shall prepare or cause to be prepared all Tax Returns of the Company for Tax periods that end on or before the Closing Date that are required to be filed after the Closing Date (collectively, the “Pre-Closing Tax Returns”) and all Tax Returns of the Company for a Straddle Period (collectively, the “Straddle Period Tax Returns”). The Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice and custom of the Company except as otherwise required by Law. The Company shall furnish, no later than twenty (20) Business Days prior to the anticipated filing date for any Pre-Closing Tax Return and Straddle Period Tax Return, a draft of such Tax Return to the Stockholders’ Representative (including copies of all work papers related thereto) and such other information regarding such Tax Return as may be reasonably requested by the Stockholders’ Representative for the Stockholders’ Representative’s review and comment, and the Company shall not file any such Pre-Closing Tax Return without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). With respect to any Straddle Period Tax Return, the Company shall consider in good faith all of the Stockholders’ Representative’s reasonable comments thereon. The Stockholders’ Representative shall (on behalf of the Company Stockholders) pay all Indemnified Taxes required to be paid in respect of such Tax Return in accordance with Section 6.06.
Section 6.04    Assistance and Cooperation. After the Closing, Parent, the Stockholders’ Representative and the Company Stockholders shall, and shall cause their respective Affiliates (including the Company) to, reasonably cooperate with respect to the preparing of any Tax Returns (including the preparation of any Tax Returns pursuant to Section 6.03) and for any audits of, or disputes with any Governmental Authority. Such cooperation shall include the retention of all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Stockholders’ Representative or the Company Stockholders, any extensions thereof) of the respective Tax periods, abiding by all record retention agreements entered into with any Tax Authority, each party shall make itself and its employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.04, and the provision of any powers of attorney or similar authorizations as may be necessary to effectuate the intent of this Article VI.
Section 6.05    Tax Proceedings. Parent shall notify the Stockholders’ Representative within five (5) Business Days after the receipt by Parent or any of its Affiliates (including the Company) of notice of any inquiries, claims, assessments, audits or similar events with respect to any Taxes of the Company for which the Company Stockholders could be liable or responsible under this Agreement (together with any related proceeding, a “Tax Proceeding”). The failure to give such prompt written notice shall not, however, relieve the Company Stockholders of their indemnification obligations, except and only to the extent that the Company Stockholders are actually and materially prejudiced by reason of such failure. The Stockholders’ Representative may elect, at the Company Stockholders’ sole expense, to have control over the conduct of any Tax Proceeding with respect to any Tax period ending on or before the Closing Date; provided that (a) Parent shall have the right to participate in any such Tax Proceeding at its sole expense, (b) the Stockholders’ Representative shall keep Parent reasonably informed of the status of developments with respect to such Tax Proceeding, and (c) the Stockholders’ Representative shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall have control over the conduct of any Tax Proceeding with respect to any Straddle Period or any Tax Proceeding with respect to any period referenced in the immediately preceding sentence that the Stockholders’ Representative does not elect to control; provided that, with respect to Indemnified Taxes, (i) the Stockholders’ Representative shall have the right to participate in any such Tax Proceeding at the Company Stockholders’ sole expense, (ii) Parent shall keep the Stockholders’ Representative reasonably informed of the status of developments with respect to such Tax Proceeding, and (iii) Parent and the Company shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.06    Tax Payments. With respect to any Tax Returns prepared pursuant to Section 6.01 or Section 6.03, the Company Stockholders shall, in accordance with their Pro Rata Share, pay to the Stockholders’ Representative, who shall then pay to Parent in accordance with Section 6.03, the amount of Indemnified Taxes reflected on such Tax Returns for which the Company Stockholders are liable under Section 9.02(f) at least five (5) Business Days before the due date for filing the applicable Tax Return, except (a) to the extent of any disputed Tax amount which amount shall be remitted to Parent within three (3) Business Days after final resolution of the dispute pursuant to Section 6.05 and (b) to the extent such amounts were included in the calculation of Indebtedness or Company Transaction Expenses, in each case as finally determined.
Section 6.07    Tax Sharing Agreements. All Tax indemnity, Tax sharing and Tax allocation agreements, and any other similar agreements (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) to which the Company is a party shall be terminated as of immediately before the Closing, and, after the Closing, the Company will not be bound by or have any liabilities under any such agreements (whether for the current year, a past year or a future year).
Section 6.08    Tax Covenants. Unless otherwise required by applicable Law, none of Parent, the Company, or any of their Affiliates shall, without the prior written consent of the Stockholders’ Representative, (a) amend any Tax Return relating to a taxable period (or portion thereof) ending on or before the Closing Date, including without limitation any Straddle Period Tax Return, (b) make any Tax election related to a taxable period (or portion thereof) ending on or prior to the Closing Date, or (c) make a voluntary disclosure to any Governmental Authority with respect to any Tax or Tax Returns of the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date, in each case, to the extent such action would have the effect of increasing the amount of Taxes the Company Stockholders are liable for under this Agreement or otherwise.
Section 6.09    Intended Tax Treatment. The parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, and each party shall use its commercially reasonable efforts to cause the Merger to so qualify (“Intended Tax Treatment”). None of Parent, Merger Sub, the Company or any holder of Company Common Stock shall knowingly take any action, or cause any action to be taken, which action would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code; provided, that the parties acknowledge that the foregoing shall not apply to any action required to be taken pursuant to the terms of this Agreement. The parties shall prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, unless otherwise required by applicable Law. In connection with confirming the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, Parent and Merger Sub confirm and agree as follows: (i) Merger Sub has not held or beneficially owned and will not hold or beneficially own any material assets other than in connection with the Merger; (ii) during the period beginning on the date of its formation and ending on the Effective Time, Parent will directly own all of the outstanding shares of stock of Merger Sub; and (iii) no capital stock of Merger Sub will be issued to holders of Company Common Stock in connection with the Merger. It is intended that the obligations of this Section 6.09 survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (including all extensions thereof).
Section 6.10    Conflicts. To the extent of any inconsistencies between any provision of this Article VI and Article IX, the provisions of this Article VI shall control.

ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01    Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and the Company) as of the Closing of the following conditions:
(a)    No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
Section 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent) as of the Closing of the following conditions:
(a)    Representations and Warranties of the Company. (i) The Company Fundamental Representations and the representation and warranty set forth in clause (b) of Section 3.07 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article III (other than Company Fundamental Representations and the representation and warranty set forth in clause (b) of Section 3.07) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” in any such representations and warranties) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.
(b)    Covenants of the Company. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.
(c)    No Company Material Adverse Effect. From the date of this Agreement, no Company Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(d)    Requisite Company Stockholder Approval. The Company shall have delivered to Parent executed copies of Stockholder Consents from holders of Company Common Stock that, together with the holders of Company Common Stock that executed Written Consents, represent at least 72.0% of all shares of Company Common Stock outstanding as of immediately prior to the Closing (collectively, the “Requisite Company Stockholder Approval”).
(e)    Non-Accredited Company Stockholders. The Non-Accredited Company Stockholder Collective Percentage shall not exceed five percent (5%).
Section 7.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement subject to the satisfaction (or waiver by the Stockholders’ Representative) as of the Closing of the following conditions:
(a)    Representations and Warranties. (i) The Parent Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in Article IV (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect” in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Stockholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.
(b)    Covenants. The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. The Stockholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.
ARTICLE VIII

TERMINATION
Section 8.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:
(a)    by mutual written consent of Parent and the Stockholders’ Representative;
(b)    by Parent or the Stockholders’ Representative, if the Closing has not occurred on or before November 14, 2021 (as such date may be extended pursuant to Section 10.07, the “Outside Date”) unless the absence of such occurrence shall be due to the failure of Parent, on the one hand, or the Company or the Stockholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date;
(c)    by Parent or the Stockholders’ Representative if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(d)    by Parent if (i) Parent and Merger Sub are not in material breach of any of its obligations hereunder and (ii) the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by Parent to the Stockholders’ Representative and (y) two (2) Business Days prior to the Outside Date;
(e)    by the Stockholders’ Representative if (i) the Company is not in material breach of any of its obligations hereunder and (ii) Parent or Merger Sub is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Stockholders’ Representative to Parent and (y) two (2) Business Days prior to the Outside Date; or
(f)    by Parent if the Company has not delivered the Written Consent by 5PM PST on the second (2nd) Business Day following the date of this Agreement.
Section 8.02    Procedure Upon Termination. In the event of termination and abandonment by the Stockholders’ Representative or Parent, or both, pursuant to Section 8.01, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by any of the parties hereto.
Section 8.03    Effect of Termination. If this Agreement is terminated in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that (a) the obligations of the parties contained in the Confidentiality Agreements, this Section 8.03 and Article X shall survive and (b) termination will not relieve any party from Liability for any willful and material breach of this Agreement or Fraud prior to such termination.
Section 8.04    Expense Reimbursement. If this Agreement is terminated by (a) Parent pursuant to Section 8.01(f) or (b) either Parent or the Stockholders’ Representative pursuant to Section 8.01(b) and, at the time of such termination, the condition set forth in Section 7.02(d) shall not have been satisfied and the conditions set forth in Section 7.01(b) and the other clauses of Section 7.02 have been satisfied or are capable of being satisfied, then the Company shall pay to Parent an amount not to exceed $500,000 in respect of Parent’s reasonable and documented out-of-pocket costs and expenses in connection with this Agreement by wire transfer (to an account designated in writing by Parent) in immediately available funds within two (2) Business Days after such termination.

ARTICLE IX

INDEMNIFICATION
Section 9.01    Survival. The representations and warranties set forth in Article III and Article IV shall survive the Closing and shall remain in full and force and effect until the date that is the fifteen (15)-month anniversary of the Closing Date; provided that (a) the Company Fundamental Representations and the Parent Fundamental Representations shall survive until the date that is six (6) years from the Closing Date and (b) the representations and warranties set forth in Section 3.10 shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties set forth in this Agreement that are required to be performed prior to the Closing shall survive until the date that is the eighteen (18)-month anniversary of the Closing Date, and all other covenants and agreements set forth in this Agreement shall survive until the date that is six (6) years from the Closing Date or for such other period, as may be explicitly specified herein for such covenant or agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent details are known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 9.01 shall replace any statute of limitations that would otherwise be applicable.
Section 9.02    Indemnification by the Company Stockholders. Subject to the other terms and conditions of this Article IX, from and after the Closing, each Company Stockholder, severally and not jointly, shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon or arising out of or by reason of:
(a)    any inaccuracy in or breach of any Company Fundamental Representation, as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);
(b)    any inaccuracy in or breach of any of the representations or warranties set forth in Article III (other than any Company Fundamental Representation), as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);
(c)    any inaccuracy in or breach of any of the representations or warranties or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Company Stockholder set forth in the Support Agreement or any Stockholder Consent or SAFE Holder Joinder and Release;
(d)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;
(e)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Stockholders’ Representative at or following the Closing pursuant to this Agreement;
(f)    any Indemnified Taxes;
(g)    any inaccuracy in the amount of Closing Company Indebtedness, Closing Company Cash, or Company Transaction Expenses, in each case, as reflected in the Closing Statement;

(h)    any claims made by Company Stockholders in their capacities as such in respect of the allocation of the Aggregate Merger Consideration, or for any events, facts or circumstances occurring at or prior to the Closing;
(i)    the defense by Parent or, following the Closing, Parent or the Company of an action for appraisal rights under the DGCL made by any holder of Dissenting Shares;
(j)    any actual or threatened Action brought by or on behalf of any Company Service Provider or Governmental Authority alleging breach of Contract or violation of any applicable Law pertaining to wages and hours, worker classification, workers’ compensation, work authorization or immigration, in each case, in connection with any period prior to the Closing; or
(k)    any Liabilities of the Company (other than Indebtedness) incurred or accrued in the ordinary course of business in an aggregate amount in excess of $20,000 that would be required by GAAP to be reflected on a balance sheet of the Company as of the Closing Date if such balance sheet were to be prepared as of the Closing Date; provided, that there shall be no indemnity pursuant to this Section 9.02(k) in respect of trade payables or similar obligations owing to Jupiter in connection with seeking to complete or completing the items set forth on Schedule IV-B.
Section 9.03    Limitations; Effect of Investigation. The indemnification provided for in Section 9.02 shall be subject to the following limitations:
(a)    Company Stockholders shall not be liable to the Parent Indemnitees for indemnification under Section 9.02(b), except in the case of Fraud, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(b) exceeds $75,000 (the “Deductible”), in which event the Company Stockholders shall be liable for all such Losses in excess of the Deductible (but subject to the other limitations contained herein). Except in the case of Fraud, in no event shall any Company Stockholder be liable to the Parent Indemnitees for Losses in respect of indemnification under Section 9.02(b) that exceed twenty percent (20%) of the Aggregate Merger Consideration (based on the Average Parent Stock Price in the case of the portion thereof in the form of Parent Common Stock) allocated (whether or not actually paid) to such Company Stockholder at the Closing.
(b)    No Company Stockholder shall be liable to the Parent Indemnitees for indemnification (i) pursuant to Section 9.02 (other than clause (c) thereof) with respect to a Loss for more than such Company Stockholder’s Pro Rata Share of such Loss (except, as to any Company Stockholder that executed and delivered the Support Agreement or, following the date hereof, a Stockholder Consent or SAFE Holder Joinder and Release, as applicable, as provided therein) or (ii) pursuant to Section 9.02(c) with respect to any inaccuracy or breach of, or non-fulfillment by, any other Company Stockholder.
(c)    The aggregate amount of all Losses for which each Company Stockholder shall be liable pursuant to Section 9.02 shall not exceed the value of Aggregate Merger Consideration paid (based on the Average Parent Stock Price in the case of the portion thereof in the form of Parent Common Stock) or, in the case of the Indemnity Holdback Merger Consideration, that would be payable but for Parent’s exercise of its rights under Section 9.03(g) or Section 9.03(h), as applicable, to such Company Stockholder.
(d)    No Company Stockholder shall have any liability pursuant to Section 9.02 with respect to any portion of a Loss to the extent such Loss (or portion thereof) is a liability reflected on the Closing Statement that was taken into account in any adjustment to the Aggregate Merger Consideration.

(e)    In calculating any Loss, there shall be deducted any reduction in Taxes payable by the applicable Indemnified Party as a result of such Loss with respect to the taxable period in which such Loss is incurred, calculated on a “with-and-without” basis.
(f)    Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Loss suffered by such Indemnified Party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(g)
    (1)    Any obligation of an Accredited Company Stockholder to indemnify, pay, or reimburse any Parent Indemnitee for the portion of any Loss that such Accredited Company Stockholder is responsible for pursuant to Section 9.02 in accordance with and subject to the limitations set forth in this Article IX, shall be satisfied first, to the extent such Loss is asserted by Parent prior to the Indemnity Holdback Release Date and such Loss is either agreed to by the Stockholders’ Representative or finally determined by a court of competent jurisdiction in a non-appealable judgment to be indemnifiable, by reducing the number of shares of Parent Common Stock comprising the Indemnity Holdback Stock Merger Consideration to be issued to such Accredited Company Stockholder pursuant to Section 9.03(h)(1), and second, to the extent such Loss is asserted by Parent after the Indemnity Holdback Release Date or if the value (as determined in accordance with this Section 9.03(g)(1)) of any remaining shares of Parent Common Stock comprising the Indemnity Holdback Stock Merger Consideration that is allocable to such Accredited Company Stockholder is insufficient to satisfy all or any portion of such Loss for which such Accredited Company Stockholder is responsible, then (but in all cases subject to the other limitations contained herein) such Accredited Company Stockholder shall be required to pay such portion of the Loss to the applicable Parent Indemnitees in cash pursuant to and in accordance with Section 9.06 (unless Parent and such Accredited Company Stockholder agree to settle the amount of such portion of the Loss by surrendering to Parent for cancellation shares of Parent Common Stock having a value equal to the amount of such portion of the Loss). For purposes of this Section 9.03(g)(1), the value of the Indemnity Holdback Stock Merger Consideration used to satisfy any obligations of the Accredited Company Stockholders to the Parent Indemnitees shall be determined based on the Average Parent Stock Price.
    (2)    Any obligation of a Non-Accredited Company Stockholder to indemnify, pay, or reimburse any Parent Indemnitee for the portion of any Loss that such Non-Accredited Company Stockholder is responsible for pursuant to Section 9.02 in accordance with and subject to the limitations set forth in this Article IX, shall be satisfied first, to the extent such Loss is asserted by Parent prior to the Indemnity Holdback Release Date and such Loss is either agreed to by the Stockholders’ Representative or finally determined by a court of competent jurisdiction in a non-appealable judgment to be indemnifiable, by reducing the cash comprising the Indemnity Holdback Cash Merger Consideration to be paid to such Non-Accredited Company Stockholder pursuant to Section 9.03(h)(2), and second, to the extent such Loss is asserted by Parent after the Indemnity Holdback Release Date or if the amount of cash comprising the Indemnity Holdback Cash Merger Consideration that is allocable to such Non-Accredited Company Stockholder is insufficient to satisfy all or any portion of such Loss for which such Accredited Company Stockholder is responsible, then (but in all cases subject to the other limitations contained herein) such Non-Accredited Company Stockholder shall be required to pay such portion of the Loss to the applicable Parent Indemnitees in cash pursuant to and in accordance with Section 9.06.

(h)
    (1)    On the Indemnity Holdback Release Date, Parent shall issue to each Accredited Company Stockholder a number of shares of Parent Common Stock comprising the Indemnity Holdback Stock Merger Consideration allocable to such Accredited Company Stockholder pursuant to the allocations provided by the Company as set forth in the Closing Statement, less the number of shares of Parent Common Stock (if any) used to satisfy Losses allocable to such Accredited Company Stockholder pursuant to and in accordance with Section 9.03(g)(1). Notwithstanding the foregoing, Parent shall be entitled to hold back and not issue a number of shares of Parent Common Stock pursuant to this Section 9.03(h)(1) that have a value sufficient (such value to be determined in accordance with the last sentence of Section 9.03(g)(1)), in Parent’s good faith judgment, to satisfy the portion of any Loss payable by the Accredited Company Stockholders as set forth in a notice by Parent asserting an Action in accordance with Section 9.04 or Section 9.05, as applicable, that has been given but not finally determined to be owing prior to the Indemnity Holdback Release Date (a “Pending Claim”), provided that any portion of the Indemnity Holdback Stock Merger Consideration that is withheld on account of such Pending Claim shall be issued to the Accredited Company Stockholders in accordance with the allocations provided by the Company as set forth in the Closing Statement if, and to the extent that, following final resolution of such Pending Claim, the actual Losses incurred by the applicable Parent Indemnitee in respect of such Pending Claim and for which the Accredited Company Stockholders are responsible is less than the value (as so determined) of the shares of Parent Common Stock comprising the Indemnity Holdback Stock Merger Consideration so withheld on account of such Losses.
(A)    Notwithstanding the foregoing provisions of this Section 9.03(h)(1) or any other provisions hereof, if a Parent Change of Control occurs prior to the Indemnity Holdback Release Date, the shares of Parent Common Stock that comprise the Indemnity Holdback Stock Merger Consideration shall be converted into the right to receive, on the Indemnity Holdback Release Date (but on the same terms and subject to the same conditions set forth in the foregoing provisions of this Section 9.03(h)(1) that would have applied to the Indemnity Holdback Stock Merger Consideration had it not been so converted), the cash, stock, securities or other assets or property (or any combination thereof) that the Accredited Company Stockholders would have been entitled to receive in such Parent Change of Control if the shares of Parent Common Stock that comprise the Indemnity Holdback Stock Merger Consideration (for purposes of clarity and the avoidance of doubt, after giving effect to any reduction theretofore made in the number of shares thereof to satisfy any Losses at the value determined in accordance with the last sentence of Section 9.03(g)(1)) had been issued by Parent as of immediately prior to such Parent Change of Control (the “Converted Indemnity Holdback Stock Merger Consideration”); provided, however, that the value of any stock or securities comprising the Converted Indemnity Holdback Stock Merger Consideration shall be deemed for purposes of this Section 9.03 to equal the value (determined based on the Average Parent Stock Price) of the shares of the Parent Common Stock for which they were exchanged; provided, further, that if and to the extent the Converted Indemnity Holdback Stock Merger Consideration consists of cash and the amount thereof exceeds the value of the shares of Parent Common Stock (determined based on the Average Parent Stock Price) for which they were exchanged, Parent shall pay to each Accredited Company Stockholder promptly following the Parent Change of Control the portion of any such excess cash allocable to such Accredited Company Stockholder pursuant to the allocations provided by the Company as set forth in the Closing Statement.

(B)    For illustrative purposes only, assuming (i) the Average Parent Stock Price equals $25 and the Accredited Company Stockholder Collective Percentage equals 100%, such that 240,000 shares of Parent Common Stock comprise the Indemnity Holdback Stock Merger Consideration, (ii) a Parent Change of Control occurs prior to the Indemnity Holdback Release Date pursuant to which the shares comprising the Indemnity Holdback Stock Merger Consideration are converted into the right to receive shares of capital stock of the acquiror (but no other consideration), and (iii) thereafter but prior to the Indemnity Holdback Release Date Parent incurs indemnifiable Losses of $1,000,000 in the aggregate, (x) Parent shall be entitled to cancel 1/6th of the Converted Indemnity Holdback Stock Merger Consideration and (y) on the Indemnity Holdback Release Date, Parent shall deliver to the Accredited Company Stockholders the balance of the Converted Indemnity Holdback Stock Merger Consideration.
(C)    For illustrative purposes only, assuming (i) the Accredited Company Stockholder Collective Percentage equals 100% and (ii) a Parent Change of Control occurs prior to the Indemnity Holdback Release Date pursuant to which the shares comprising the Indemnity Holdback Stock Merger Consideration are converted into the right to receive shares of capital stock of the acquiror having an aggregate value of $4.0 million and cash in the amount of $4.0 million, then all of such stock (which shall be valued for purposes of the Indemnity Holdback Stock Merger Consideration at $3.0 million) and $3.0 million of such cash shall become the Indemnity Holdback Stock Merger Consideration and Parent shall pay to the Accredited Company Stockholders promptly following the Parent Change of Control $1.0 million of cash.
    (2)    On the Indemnity Holdback Release Date, Parent shall pay to each Non-Accredited Company Stockholder the portion of the cash comprising the Indemnity Holdback Cash Merger Consideration allocable to such Non-Accredited Company Stockholder pursuant to the allocations provided by the Company as set forth in the Closing Statement, less the amount (if any) used to satisfy Losses allocable to such Non-Accredited Company Stockholder pursuant to and in accordance with Section 9.03(g)(2). Notwithstanding the foregoing, Parent shall be entitled to hold back and not pay a portion of the Indemnity Holdback Cash Merger Consideration pursuant to this Section 9.03(h)(2) in an amount, in Parent’s good faith judgment, to satisfy the portion of any Loss payable by Non-Accredited Company Stockholders in respect of a Pending Claim, provided that any portion of the Indemnity Holdback Cash Merger Consideration that is withheld on account of such Pending Claim shall be paid to the Non-Accredited Company Stockholders in accordance with the allocations provided by the Company as set forth in the Closing Statement if, and to the extent that, following final resolution of such Pending Claim, the actual Losses incurred by the applicable Parent Indemnitee in respect of such Pending Claim and for which the Non-Accredited Company Stockholders are responsible is less than the amount of cash so withheld on account of such Losses.
(i)    The determination of the amount of Loss arising from (but not the existence of any inaccuracy in or breach of) any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(j)    The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

(k)    Notwithstanding anything to the contrary contained herein or in any organizational documents of the Company, no Company Stockholder shall be entitled to exculpation, indemnification or contribution from Parent or, after the Closing, the Company, for or in connection with any indemnification claim under this Article IX brought by any Parent Indemnitee; provided that nothing herein shall in any way restrict or limit amounts recoverable pursuant to any insurance coverage.
(l)    Payments by an Indemnifying Party pursuant to this Article IX in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim, and each Indemnified Party shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract.
(m)    If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Party to an Indemnified Party of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Party shall repay, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant hereto had such determination been made at the time of such payment.
(n)    Notwithstanding any other provision of this Agreement to the contrary, no Parent Indemnitee, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date other than any such Taxes attributable to a breach of the representations and warranties set forth in Section 3.10(c) and Section 3.10(i), (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by the Parent Indemnitee or any of its Affiliates (including without limitation the Company) on the Closing Date after the Closing that are not contemplated by this Agreement, or (iv) were already taken into account in the calculation of Indebtedness or Company Transaction Expenses, in each case as finally determined.
Section 9.04    Third-Party Claims.
(a)    If any Indemnified Party receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Third-Party Claim. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party incurs material impairment of material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, to the extent such details are then known, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the Indemnified Party.

(b)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that such Indemnifying Party shall not have the right to assume the defense of, but shall have the right to participate in, any such Third-Party Claim to the extent that such Third-Party Claim seeks as a material remedy thereunder an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.04(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable judgment of counsel to the Indemnified Party, (A) there are material legal defenses available to an Indemnified Party that are additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines different counsel is required, subject to the limitations contained herein.
(c)    If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to reasonably promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 9.04(d), pay, compromise and defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.
(d)    Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.04(d). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.04(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)    The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 9.05    Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party incurs material impairment of material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, then the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 9.06    Determination of Loss. Once a Loss required to be paid in cash is agreed to by a Company Stockholder or adjudicated (as finally determined by a court of competent jurisdiction in a non-appealable judgment) to be payable in cash by a Company Stockholder pursuant to this Article IX and, in each case, to the extent such Company Stockholder and Parent have not mutually agreed pursuant to Section 9.03(g) for Parent to cancel and redeem shares of Parent Common Stock in lieu of receiving cash, such Company Stockholder shall deposit, or cause to be deposited with the applicable Parent Indemnitee, the amount of such Company Stockholder’s Pro Rata Share of such Loss to be satisfied in cash pursuant hereto by wire transfer of immediately available funds to an account or accounts designated by Parent in writing. The parties hereto agree that should an Indemnifying Party not make the full cash payment within ten (10) days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Indemnifying Party or adjudication to the date such payment has been made at the Interest Rate.
Section 9.07    Tax Treatment of Indemnification Payments. The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the aggregate merger consideration for Tax purposes, unless otherwise required by Law.
Section 9.08    Exclusive Remedy. Except as provided in Article VI or Section 10.07, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of the Parent Indemnitees following the Closing for any and all breaches or alleged breaches by the Company of any of its representations, warranties, covenants or agreements, or any other provision of this Agreement; provided, that nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.07 or to seek any remedy on account of any party’s Fraud. Notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges and agrees that, with respect to any Fraud of the Company, following the Closing, each Company Stockholder, severally and not jointly, shall be liable in proportion to such Company Stockholder’s Pro Rata Share of the Liability resulting from such Fraud, to the extent such Fraud is finally determined by a court of competent jurisdiction in a non-appealable judgment.

ARTICLE X

MISCELLANEOUS
Section 10.01    Entire Agreement. This Agreement and the Ancillary Agreements to which the parties are party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreements which will remain in full force and effect until the Closing. The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract against the parties only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including by Section 9.08 if the Closing occurs), and the parties hereby agree that no party shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement, except in the case of Fraud. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Further, no Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor, except in the case of Fraud.
Section 10.02    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):
to the Company (prior to the Closing):
GlowUp Digital Inc.
8549 Wilshire Blvd., Suite 5083
Beverly Hills, CA 90211
c/o Michael Dow
Email:    mikedowdreamcontact@gmail.com
with a copy (which shall not constitute notice to the Company for the purposes of this Section 10.02) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, Forty-Third Floor
Los Angeles, California 90071
1901 Avenue of the Stars, Suite 1600
Los Angeles, California 90067

Email:    dsands@sheppardmullin.com
    lmichaelson@sheppardmullin.com
Attention:    David H. Sands
    Linda Giunta Michaelson
to Parent, Merger Sub, or the Company (following the Closing):
PLBY Group, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, California 90024
Email:    jcabico@plbygroup.com
    criley@plbygroup.com
Attention:    Jason Cabico
    Chris Riley
with a copy (which shall not constitute notice to Parent, Merger Sub, Merger Sub or the Company for the purposes of this Section 10.02) to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Email:    andrew.garelick@skadden.com
Attention:    Andrew D. Garelick
to the Stockholders’ Representative:
Michael Dow
8549 Wilshire Blvd., Suite 5083
Beverly Hills, CA 90211
Email:    mikedowdreamcontact@gmail.com
with a copy (which shall not constitute notice to the Stockholders’ Representative for the purposes of this Section 10.02) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, Forty-Third Floor
Los Angeles, California 90071
1901 Avenue of the Stars, Suite 1600
Los Angeles, California 90067
Email:    dsands@sheppardmullin.com
    lmichaelson@sheppardmullin.com
Attention:    David H. Sands
    Linda Giunta Michaelson

Section 10.03    Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent and the Stockholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the requisite number of Company Stockholders in accordance with the organizational documents of the Company and the provisions of the DGCL, no amendment shall be made that by Law requires further approval by the Company Stockholders without obtaining such requisite approval under the DGCL, except to the extent the approval of the Company Stockholders can be given by the Stockholders’ Representative under applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 10.04    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 10.04 will be null and void; provided, that Parent may assign this Agreement or any of its rights or interests hereunder without the prior written consent of any other Person (a) to any of its Affiliates (so long as Parent remains responsible for its obligations hereunder) or (b) in connection with a change in control of Parent (so long as Parent or its successor remains responsible for its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns (including, with respect to any trust, any additional or successor trustees of any such trust).
Section 10.05    No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; provided, however, that (a) the provisions of Section 5.12 and Article IX are intended to be for the benefit of, and shall be enforceable by, each Covered Person and each Parent Indemnitee, as applicable, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of such sections, (b) prior to the Closing, the Company shall have the right to pursue damages on behalf of the Company Stockholders in the event of Parent or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent and Merger Sub (and, for avoidance of doubt, if a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub, and has instead granted an award of damages for such alleged breach, the Company may enforce such award and accept damages for such alleged breach on behalf of the Company Stockholders) and (c) following the Closing the Stockholders’ Representative shall have the right to pursue damages on behalf of the Company Stockholders in the event of Parent, the Company or Merger Sub’s breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub.
Section 10.06    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b)    Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal or state court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 10.02 or in any other manner permitted by applicable Law.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.06(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.07    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 10.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 10.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.07 before exercising any other right under this Agreement. If, prior to the Outside Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.
Section 10.08    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
Section 10.09    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction and (b) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Section 10.10    Expenses. Except as otherwise expressly provided in this Agreement, including Section 8.04, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne (a) by Parent, if such expenses are incurred by Parent, (b) by the Company if expenses are incurred by the Company prior to the Closing and (c) by the Company Stockholders (in accordance with their Pro Rata Shares) if expenses are incurred by the Stockholders’ Representative.

Section 10.11    Stockholders’ Representative.
(a)    In addition to the other rights and authority granted to the Stockholders’ Representative elsewhere in this Agreement and except as expressly provided herein, by participating in the execution and delivery of this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the transactions contemplated by this Agreement, each Company Stockholder hereby irrevocably authorizes and appoints Michael Dow, as agent, attorney-in-fact and representative to act for and on behalf of such Company Stockholder regarding any matter under this Agreement or relating to the transactions contemplated hereby, with full power of substitution to act in the name, place and stead of such Company Stockholder and to act on behalf of such Company Stockholder with respect to the transactions contemplated hereby, including in any amendment of or dispute, litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholders’ Representative shall determine to be necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement. This power of attorney and all authority hereby conferred is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Stockholder. Except as expressly provided herein, no Company Stockholder shall directly have the right to exercise any right hereunder, it being understood and agreed that all such rights shall only be permitted to be exercised by the Stockholders’ Representative on behalf of the Company Stockholders. Without limiting the generality of the foregoing, the Stockholders’ Representative has full power and authority, on behalf of each Company Stockholder and such Company Stockholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Company Stockholders in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of Third-Party Claims, prosecute and defend claims for indemnification under Article IX and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize payment to Parent out of the Indemnity Holdback Merger Consideration or any portion thereof in satisfaction of claims brought by Parent for Losses, (vii) object to such payments, (viii) assert the attorney-client privilege on behalf of the Company Stockholders with respect to any communications that relate in any way to the transactions contemplated hereby, (ix) deliver to Parent any and all Ancillary Agreements executed by the Company Stockholders and deposited with the Stockholders’ Representative, upon the Stockholders’ Representative’s determination that the conditions to Closing have been satisfied or waived and (x) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative on behalf of the Company Stockholders in connection with this Agreement.
(b)    Service by the Stockholders’ Representative shall be without compensation except for the reimbursement by the Company Stockholders of out-of-pocket expenses and indemnification specifically provided herein.
(c)    Notwithstanding Section 10.11(a), if the Stockholders’ Representative believes that he or she requires further authorization or advice from any Company Stockholder on any matters concerning this Agreement or any other agreement contemplated hereby, the Stockholders’ Representative will be entitled, but not obligated, to seek such further authorization solely from such Company Stockholder.

(d)    From and after the date hereof, but except as expressly provided herein, each of Parent and the Company is entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement and the transactions contemplated hereby. A decision, act, consent or instruction of the Stockholders’ Representative constitutes a decision of all the Company Stockholders in respect of this Agreement and the transactions contemplated hereby. Such decision, act, consent or instruction is final, binding and conclusive upon each Company Stockholder, and each of Parent and the Company shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholders’ Representative, and on any other decision, act, consent or instruction taken or purported to be taken on behalf of any Company Stockholder by the Stockholders’ Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholders’ Representative will constitute notice to or from each Company Stockholder.
(e)    The Stockholders’ Representative may resign at any time, and may appoint a new Stockholders’ Representative to act in his or her stead, and may be removed for any reason or no reason by the vote or written consent of the Company Stockholders holding a majority of the shares of Company Common Stock as of the date hereof; provided, however, in no event shall the Stockholders’ Representative be removed without the Company Stockholders holding a majority of the shares of Company Common Stock having first appointed a new Stockholders’ Representative who shall assume such duties immediately upon the removal of the Stockholders’ Representative. In the event of the death, incapacity, or removal of the Stockholders’ Representative, a new Stockholders’ Representative shall be appointed by the vote or written consent of the Company Stockholders holding a majority of the shares of Company Common Stock as of the date hereof and a copy of the written consent or minutes appointing such new Stockholders’ Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided that until such notice is received, Parent and the Company shall be entitled to rely on the decisions and actions of the prior Stockholders’ Representative as described in this Section 10.11.
(f)    The Stockholders’ Representative shall hold and be entitled to use the Stockholders’ Representative Fund for the purposes of paying for, or reimbursing the Stockholders’ Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Stockholders’ Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement (collectively, the “Stockholders’ Representative Expenses”). The Stockholders’ Representative shall hold the Stockholders’ Representative Fund in a segregated bank account and shall not comingle it with any other funds. At such time as the Stockholders’ Representative deems appropriate, the Stockholders’ Representative shall distribute to the Company Stockholders (in accordance with their respective Pro Rata Shares) the remaining Stockholders’ Representative Fund. The Stockholders’ Representative will be promptly reimbursed by the Company Stockholders (based on their respective Pro Rata Shares) for Stockholders’ Representative Expenses not covered by the Stockholders’ Representative Fund upon demand.
(g)    The Company Stockholders, severally and not jointly (based on their Pro Rata Share), agree to indemnify and hold harmless the Stockholders’ Representative (in his or her capacity as such) for and from any Loss or Liability he or she may incur or be subject to as a result of his duties hereunder or any of his actions or inactions as such, except as may result from the Stockholders’ Representative’s actions that would constitute fraud or willful misconduct.

(h)    The Stockholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Stockholder shall otherwise exist against the Stockholders’ Representative. The Stockholders’ Representative shall not be liable to any Company Stockholder relating to the performance of the Stockholders’ Representative’s duties or exercise of any rights under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Stockholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Stockholders’ Representative shall be indemnified and held harmless by the Company Stockholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Stockholders’ Representative is made a party by reason of the fact that the Stockholders’ Representative was acting as the Stockholders’ Representative pursuant to this Agreement; provided, however, that the Stockholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Stockholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Stockholders’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Stockholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Stockholders’ Representative, solely in his capacity as such, shall not be liable to Parent or any Affiliate of Parent by reason of this Agreement or the performance of the Stockholders’ Representative’s duties hereunder or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of Stockholders’ Representative or the termination of this Agreement.
Section 10.12    No Recourse. Notwithstanding anything to the contrary contained herein, each Company Stockholder and the Company acknowledge and agree, both for themselves and their respective stockholders and Affiliates, that no recourse under, based upon, arising out of or relating to this Agreement or any documents or agreements referenced therein may be had by any of them against any Affiliate of Parent not a party to such document or agreement, any other Person or any such Affiliate’s or other Person’s respective direct or indirect former, current or future, Affiliates, general or limited partners, stockholders, controlling persons, equityholders, managers, managing companies, members, directors, officers, employees, agents, Representatives, advisers, successors or assigns, actual or prospective financing sources or arrangers, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.
Section 10.13    Company Disclosure Schedule.
(a)    The “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement (and as the same may be modified from time to time in accordance with the terms hereof).
(b)    It is specifically acknowledged that the Company Disclosure Schedule may expressly provide exceptions to a particular Section of Article III notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Company Disclosure Schedule” or words of similar effect.
(c)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to vary the definition of “Company Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.

(d)    Each Section of the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Company Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein. All attachments to the Company Disclosure Schedule are incorporated by reference into the Section of the Company Disclosure Schedule in which they are referenced.
Section 10.14    No Rescission. Following the Closing, no party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.
Section 10.15    Legal Representation. Each of the parties acknowledges and agrees that SMRH has acted as counsel for the Company in connection with this Agreement and consummation of the transactions contemplated hereby (the “Merger Engagement”) and not as counsel for any other party (except that SMRH represented Michael Berman and Michael Dow with respect to their Employment Agreements and the Restrictive Covenant Agreement), and that SMRH has also represented or prior to the Closing may also represent the Company in respect of other matters (“Company Engagements”).
(a)    Merger Engagement. Only the Company shall be considered a client of SMRH in the Merger Engagement. Parent agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among SMRH, on the one hand, and the Company or any of its directors, officers, employees or other Representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated hereby or any dispute arising under this Agreement or any Ancillary Agreement (collectively, the “Merger Privileged Communications”) shall be deemed to be attorney-client privileged and that the Merger Privileged Communications and the expectation of client confidence relating thereto belong solely to the Stockholders’ Representative (on behalf of the Company Stockholders), shall be controlled by the Stockholders’ Representative (on behalf of the Company Stockholders) and shall not pass to or be claimed by Parent or the Company. Accordingly, Parent shall not have access to any Merger Privileged Communications, or to the files of SMRH relating to the Merger Engagement, whether or not the Closing occurs, and the Company shall not have access thereto after the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Stockholders’ Representative (on behalf of the Company Stockholders) and SMRH shall be the sole holders of the attorney-client privilege with respect to the Merger Engagement, and neither the Company nor Parent shall be a holder thereof, (ii) to the extent that files of SMRH in respect of the Merger Engagement constitute property of the client, only Stockholders’ Representative (on behalf of the Company Stockholders) shall hold such property rights, (iii) SMRH shall have no duty whatsoever to reveal or disclose any such files or Merger Privileged Communications to the Company or Parent by reason of any attorney-client relationship between SMRH and the Company or otherwise; (iv) if a dispute arises between Parent or the Company, on the one hand, and a third party, on the other hand, then Parent or the Company shall use reasonable effort (at no expense to Parent or the Company) assert the attorney-client privilege to prevent the disclosure of the Merger Privileged Communications to such third party; provided, however, that neither Parent nor the Company may waive such privilege without the prior written consent of the Stockholders’ Representative; and (v) if either Parent or the Company is legally requested by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Merger Privileged Communications, then Parent shall promptly notify the Stockholders’ Representative in writing (including by making specific reference to this Section 10.15) so that the Stockholders’ Representative can seek a protective order and Parent agrees to use (and to cause the Company to use) all reasonable efforts to assist therewith (at no expense to Parent or the Company).

(b)    Post-Closing Representation of the Company Stockholders, Including Matters Relating to the Acquisition. If any of the Company Stockholders so desire, and without the need for any consent or waiver by the Company or Parent or any other Company Stockholder, SMRH shall be permitted to represent such Company Stockholder or any Affiliates thereof after the Closing in connection with any matter, including anything related to the transactions contemplated hereby or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent any Company Stockholder or any Affiliate thereof in connection with any matter whatsoever, including any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, administrative proceeding, mediation, negotiation or other adversary proceeding) with Parent, the Company or any of their Affiliates under or relating to this Agreement or any Ancillary Agreement or otherwise, whether or not such matter is related to the Merger Engagement or any Company Engagement.
(c)    Cessation of Attorney-Client Relationship With the Company. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH, including with respect to any Company Engagements, unless after the Closing SMRH is subsequently engaged in writing by the Company to represent the Company and either (i) such engagement involves no conflict of interest with respect to the Stockholders’ Representative (on behalf of the Company Stockholders) or (ii) the Stockholders’ Representative consents in writing to such engagement. Any such representation of the Company by SMRH after the Closing shall not affect the provisions of this Section 10.15. For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent any Company Stockholder in any matter, including any disagreement or dispute relating to this Agreement. Furthermore, SMRH shall be permitted to withdraw from any Company Engagement in order to be able to represent or continue so representing any Company Stockholder or any Affiliate thereof, even if such withdrawal causes the Company or Parent additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.
(d)    Consent and Waiver of Conflicts of Interest. The parties consent to the arrangements in this Section 10.15 and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder. In particular, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) SMRH’s prior representation of the Company and (ii) SMRH’s representation of any Company Stockholder or the Stockholders’ Representative (on behalf of the Company Stockholders) prior to, at or after the Closing. Parent hereby consents and agrees to, and agrees to cause the Company to consent and agree to, SMRH representing any of the Company Stockholders or any of their respective Affiliates after the Closing and the Stockholders’ Representative (on behalf of the Company Stockholders), including with respect to disputes in which the interests of the Company Stockholders or any of their respective Affiliates or the Stockholders’ Representative (on behalf of the Company Stockholders) may be directly adverse to Parent or the Company, and even though SMRH may have represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company. Parent further consents and agrees to, and agrees to cause the Company to consent and agree to, the communication by SMRH to the Company Stockholders or any of their respective Affiliates and the Stockholders’ Representative (on behalf of the Company Stockholders) in connection with any such representation of any fact known to SMRH arising by reason of SMRH’s prior representation of the Company.
(e)    Privileged Communications. Parent agrees that it will not, and that it will cause the Company not to, (i) access or use the Merger Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Stockholders’ Representative or any Company Stockholder waive the attorney-client or other privilege, or by otherwise asserting that Parent or the Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Merger Privileged Communications from SMRH.

(f)    Excess Payment. SMRH is authorized to remit to the Stockholders’ Representative (on behalf of the Company Stockholders) any payments that SMRH receives from or on behalf of the Company to the extent that such payments are in excess of the SMRH fees incurred by the Company or the Company Stockholders in connection with the transactions contemplated hereby, it being acknowledged by Parent and the Company that such remitted payments belong to the Company Stockholders.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
PLBY GROUP, INC.

By:    /s/ Ben Kohn
    Name: Ben Kohn
    Title: Chief Executive Officer and
President

PB GLOBAL MERGER SUB INC.

By:    /s/ Chris Riley
Name: Chris Riley
Title: General Counsel, Secretary and Vice President

GLOWUP DIGITAL INC.

By:    /s/ Michael Dow
    Name: Michael Dow
    Title: Chief Executive Officer
/s/ Michael Dow
Michael Dow (in his capacity as the Stockholders’ Representative)

Exhibit 99.1

PLBY Group to Acquire Content-Creator Platform

Technology Platform and Development Team Will Accelerate Launch of CENTERFOLD, Playboy’s New Creator-Led Service

LOS ANGELES, CA — October 18, 2021 – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced that it had entered into a definitive agreement to acquire Dream, a social content platform that provides creators with tools to interact directly with their fans. The platform and its development team will serve as the technology foundation for the launch of Playboy’s new curated and creator-led site, CENTERFOLD.

“We’re thrilled to announce our agreement to acquire the Dream platform,” said Ben Kohn, Chief Executive Officer of PLBY Group. “Our new creator-led service, CENTERFOLD, will build upon Playboy’s long history providing leading voices with a safe platform for creative expression. CENTERFOLD will serve as the home for the world’s top creators to interact directly with their fans and to expand their communities and commerce businesses. The platform we are acquiring and its development team will provide a strong technology underpinning to significantly accelerate CENTERFOLD’s launch, now expected in the fourth quarter of this year, and to quicken our ability to scale and drive meaningful value to our network of top creators. I’ve been very impressed by the innovative vision and technology expertise of founders Mike Dow and Mike Berman and the whole Dream technology team, and we’re thrilled to welcome them to PLBY Group.”

PLBY Group has signed a definitive agreement to acquire 100% of the equity of the company which owns Dream, for a purchase price of up to approximately $30 million to be paid primarily in PLBY Group stock. The transaction is expected to close in the fourth quarter of 2021.

Dream Co-Founders Mike Dow and Mike Berman said, “We couldn’t be more excited to enter into this partnership with Playboy, the original platform for creative self-expression and sex positivity. We’re very proud of Dream’s product and technology foundation and team, and our ability to quickly serve as a scalable platform for a brand and creator network as significant as Playboy’s. We’re thrilled to join Ben and the whole Playboy team on a mission to build the most innovative tool-kit and the safest service for the world’s top creators.”

CENTERFOLD will be a curated, creator-led platform dedicated to creative freedom, artistic expression, and sex positivity, as the next evolution of Playboy’s long history at the intersection of culture and sex. The platform will arm creators with tools for multiple formats of content creation and direct fan interaction, and provide access to Playboy’s vast audience and differentiated content, digital and merchandise capabilities. Visit Centerfold.com for more information and to sign up for updates.

About PLBY Group, Inc.
PLBY Group connects consumers around the world with products, services, and experiences to help them look good, feel good, and have fun. PLBY Group serves consumers in four major categories: Sexual Wellness, Style & Apparel, Gaming & Lifestyle, and Beauty & Grooming. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable, iconic brands in the world, driving billions of dollars in global consumer spending annually across approximately 180 countries. Learn more at http://www.plbygroup.com.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. PLBY Group’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, PLBY Group’s expectations with respect to future performance, growth plans and anticipated financial impacts of its acquisitions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the impact of the COVID-19 pandemic on PLBY Group’s business and acquisitions; (2) the inability to maintain the listing of PLBY Group’s shares of common stock on Nasdaq; (3) the risk that the business combination, recent acquisitions or any proposed transactions disrupt PLBY Group’s current plans and/or operations, including the risk that PLBY Group does not complete any such proposed transactions or achieve the expected benefits from them; (4) the ability to recognize the anticipated benefits of the business combination, acquisitions, commercial collaborations, commercialization of digital assets and proposed transactions, which may be affected by, among other things, competition, the ability of PLBY Group to grow and manage growth profitably, and retain its key employees; (5) costs related to being a public company, acquisitions, commercial collaborations and proposed transactions; (6) changes in applicable laws or regulations; (7) the possibility that PLBY Group may be adversely affected by other economic, business, and/or competitive factors; (8) risks relating to the uncertainty of the projected financial information of PLBY Group; (9) risks related to the organic and inorganic growth of PLBY Group’s business and the timing of expected business milestones; and (10) other risks and uncertainties indicated from time to time in PLBY Group’s annual report on Form 10-K, including those under “Risk Factors” therein, and in PLBY Group’s other filings with the Securities and Exchange Commission. PLBY Group cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. PLBY Group does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com

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